Exhibit 10.9

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

RESEARCH COLLABORATION AND LICENSE AGREEMENT

Between

RAYZEBIO, INC.

And

NIMBLE THERAPEUTICS, INC.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (the “Agreement”) is made and entered into as of February 8, 2021 (“Effective Date”) and is effective as of the Effective Date, between RayzeBio, Inc., a Delaware corporation having its principal place of business at 9880 Campus Point Dr., Suite 410, San Diego, CA 92121 (“Rayze”), and Nimble Therapeutics, Inc., a Delaware corporation having its principal place of business at 603 Science Dr., Madison, Wisconsin 53711 (“Nimble”). Rayze and Nimble are sometimes referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Rayze, among other things, conducts programs to discover and develop innovative pharmaceutical medicines;

WHEREAS, Nimble, among other things, conducts programs to discover and develop therapeutic products for the treatment and prevention of diseases; and

WHEREAS, Rayze and Nimble desire to enter into this Agreement to collaborate and provide options to collaborate with respect to certain Research Programs, consistent with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1 “Affiliate” means, with respect to a given Party, any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls, or is controlled by, or is under common control with such Party. For the purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in the case of any partnership, or any other arrangement whereby a corporation or other entity controls or has the right to control the board of directors or equivalent governing body or management of another corporation or other entity. For clarity, Telegraph Hill Partners or its other portfolio companies shall not be deemed Affiliates of Nimble.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Alliance Manager” has the meaning set forth in Section 3.5.

1.4 “Applicable Law” means, individually and collectively, any and all local, state, federal and international laws, ordinances, treaties, rules, directives, regulations, administrative codes, guidance, judgments, decrees, orders and permits of any kind whatsoever of any court or governmental or regulatory authority having jurisdiction over or related to the activities undertaken under this Agreement.

1.5 “Arising Technology” means all Patents and Know-How invented, discovered, created or developed by or on behalf of a Party solely or the Parties jointly in the course of performing activities under this Agreement.

1.6 “Bankruptcy Code” means Title 11 of the United States Code.

1.7 “Binding Peptide” means, with respect to each Collaboration Target, any peptide that binds to human or other mammalian paralog(s) of such wild-type Collaboration Target with a binding affinity set forth in the Research Plan for such Collaboration Target.

1.8 “Business Day” means a day that is not (a) a Saturday, Sunday or a day on which banking institutions in Madison, Wisconsin are required by Applicable Law to remain closed for banking business, or (b) the nine (9) consecutive calendar days beginning on December 24 through and including January 1 of each Calendar Year to the extent those days are not included in (a) in this Section 1.8.

1.9 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.10 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.11 “Candidate Nominated” means, with respect to a Collaboration Target, the identification of one or more Program Molecules that have achieved the [***] success criteria as described in Research Plan for such Collaboration Target.

1.12 “CDA” means that certain Confidential Disclosure Agreement between Rayze and Nimble dated [***].

1.13 “Change of Control” means, with respect to a Party, an event or transaction or series of events or transactions by which: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding securities of such Party or the total voting power of such securities normally entitled to vote in elections of directors; (b)(i) such Party reorganizes, consolidates or comes under common control with, or merges into another Third Party entity, or (ii) any Third Party entity reorganizes, consolidates or comes under common control with, or merges into such Party, in either event of the foregoing ((i) or (ii)) where more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of such Party immediately preceding such consolidation or merger; (c) such Party conveys, transfers or leases to a Third Party (x) all or substantially all of its assets or the control thereof, or (y) all or substantially all of its assets or business relating to this Agreement or the control thereof; or (d) any other arrangement whereby a Third Party (or group of Third Parties acting in concert) obtains control or the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies or affairs of such Party; provided, however, that, notwithstanding subsections (a) through (d) above, a sale of a Party’s securities in an underwritten public offering or private placement of such Party’s securities to multiple non-affiliated investors in a bona fide financing transaction (other than in strategic financing transactions with pharmaceutical or biotechnology companies in which post-closing ownership of the outstanding shares of such Party remains below fifty percent (50%)) shall not constitute a Change of Control.

1.14 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

1.15 “Co-Chair” has the meaning set forth in Section 3.3.1.

1.16 “Collaboration Target” means a Target that is the subject of a Research Program, as further described in the Research Plan for such Research Program.

1.17 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a given Program Product, including activities related to marketing, promoting, selling, distributing, importing and exporting such Program Product, and interacting with Regulatory Authorities regarding any of the foregoing. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.18 “Commercially Reasonable Efforts” means: (a) where applied to carrying out specific tasks or obligations of a Party under this Agreement, the use (on its own and/or acting through any of its Affiliates, licensees, sublicensees or subcontractors) of reasonable, diligent, good faith efforts and resources to accomplish such task or obligation as a similarly situated pharmaceutical or biotechnology company would normally use to accomplish a similar task or obligation under similar circumstances; and (b) where applied to the Development, Manufacture and/or Commercialization of a Program Product, the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program, as normally used by a similarly situated pharmaceutical company for a product discovered or identified internally, which product is at a similar stage in its development or product life and is of similar market potential. “Commercially Reasonable Efforts” shall require that such Party (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors), at a minimum: (i) promptly assign responsibility for such obligations to qualified personnel, set annual goals and objectives for carrying out such obligations, and monitor and hold personnel accountable for progress with respect to such goals and objectives; (ii) set and seek to achieve specific and meaningful objectives for carrying out such obligations; and (iii) make and implement decisions and allocate resources designed to diligently advance progress with respect to such objectives.

1.19 “Committee” means, individually, the JRC or any Subcommittee established as set forth in Section 3.2.

1.20 “Committee Deadlock” has the meaning set forth in Section 3.4.1.

1.21 “Confidential Information” means the Data, the terms and conditions of this Agreement and any technical, business, or other information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether prior to, on, or after the Effective Date, including under the CDA which shall be superseded by this Agreement, including information relating to the Rayze Technology, where Rayze is the Disclosing Party, and information relating to the Nimble Technology, where Nimble is the Disclosing Party, or the scientific, regulatory or business affairs or other activities of the Disclosing Party. Notwithstanding the foregoing, the Rayze Arising Technology shall be the Confidential Information of Rayze, and Rayze shall be deemed the Disclosing Party and Nimble shall be deemed the Receiving Party with respect thereto, and the Nimble Arising Technology shall be the Confidential Information of Nimble, and Nimble shall be deemed the Disclosing Party and Rayze shall be deemed the Receiving Party with respect thereto.

1.22 “Control” (including variations such as “Controlled,” “Controlling” and the like) means, with respect to any material, information, or intellectual property, the possession (whether by ownership or license, other than the licenses granted hereunder) of the ability to grant a license or sublicense or other right to exploit, without violating the terms of any agreement or other arrangement with any Third Party, or any Applicable Law.

1.23 “Controlling Party” has the meaning set forth in Section 8.2.1.

1.24 “Data” means all data generated under this Agreement, including preclinical data (including computational validation, genetic data (including genotype, phenotype and genetic sequencing data), in vitro and in vivo data), other ‘omic data (including transcriptomic, proteomic data) and regulatory, Manufacturing, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety and quality control data, information and documentation, whether in written or electronic form.

1.25 “Development” means any and all activities conducted to develop or seek, obtain or maintain Regulatory Approvals for the Program Molecules or Program Products, which include all research and discovery activities, preclinical studies and non-clinical studies, clinical studies, quality of life assessments, pharmacoeconomics, regulatory affairs, manufacturing process development, formulation development and all activities performed in support of the CMC (chemistry, manufacturing and controls, or equivalent) section of any Regulatory Filings, and such other activities related to the Program Molecules or Program Products as are set forth in each Research Plan approved by the JRC. “Develop” and “Developing” shall have their correlative meanings.

1.26 “Disclosing Party” has the meaning set forth in the definition of “Confidential Information.”

1.27 “Dollars” or “$” means the official currency of the United States of America.

1.28 “Effective Date” has the meaning set forth in the preamble.

1.29 “EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions for the European Union and/or the United Kingdom.

1.30 “European Union” or “EU” means the economic, scientific and political organization of member states in Europe, as it may be constituted from time to time. For clarity, EU shall include the United Kingdom, whether or not a member of the EU after the Effective Date.

1.31 “Exclusivity Obligations” has the meaning set forth in Section 6.1.

1.32 “Exclusivity Period” has the meaning set forth in Section 6.1.2.

1.33 “Failed Target” has the meaning set forth in Section 2.3.

1.34 “Failure Period” has the meaning set forth in Section 2.3.

1.35 “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions in the United States.

1.36 “Field” means the diagnosis, screening, or treatment of one or more human diseases by introducing into the human body a peptide molecule targeting a Collaboration Target coupled to any radioactive molecule for the express purpose of identifying or killing one or more cells in the human body that express or overexpress such Collaboration Target.

1.37 “First Commercial Sale” means, with respect to a given Program Product in a country, the first commercial sale in an arms-length transaction of such Program Product by or on behalf of Rayze, its Affiliate or Licensee in such country following receipt of applicable Regulatory Approval of such Program Product in such country.

1.38 “Force Majeure” means any event beyond the reasonable control of the affected Party including: embargoes; war or acts of war, including terrorism; insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics or pandemics; or fire; floods, earthquakes, or other acts of nature; and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

1.39 “FTE” means the equivalent of one (1) full-time person working over a twelve (12) month period (taking account of normal vacations, sick days and holidays not being considered working days) and performing scientific, clinical, technical or operational work, directly related to Development, Manufacturing, regulatory or Commercialization activities solely related to the Program Product, but excluding financial, human resources, legal, business or general corporate development, and support functions. For clarity, no single person shall be permitted to be billed as greater than 1.0 FTE in a Calendar Year. Subject to the foregoing, if any person works partially on other work in a given Calendar Year or is employed for less than a full Calendar Year, then the full-time equivalent to be attributed to such person’s work hereunder shall be equal to the percentage of such person’s total work time in such Calendar Year that such person spent working on activities contemplated under this Agreement. FTEs of a Party’s personnel shall be tracked using such Party’s standard practices and methodologies.

1.40 “FTE Rate” means $[***] per FTE. The FTE Rate is fully-burdened and covers employee salaries, benefits, travel and other such costs. For clarity, the hourly rate for Nimble FTE is $[***] per hour, based on [***] (per FTE) calendar year.

1.41 “GAAP” means United States generally accepted accounting principles consistently applied by the applicable Person.

1.42 “Gatekeeper” has the meaning set forth in Section 2.6.

1.43 “Gatekeeper Option Target Notice” has the meaning set forth in Section 2.5.1.

1.44 “Gatekeeper Replacement Target Notice” has the meaning set forth in Section 2.4.1.

1.45 “Indemnifying Party” has the meaning set forth in Section 12.1.3.

1.46 “Indemnitee” has the meaning set forth in Section 12.1.3.

1.47 “Infringement” has the meaning set forth in Section 8.3.1.

1.48 “Initiation” means, with respect to a Clinical Trial, the first dosing in a human subject in such Clinical Trial.

1.49 “Internal Policies” means, with respect to a Party, such Party’s health care compliance, privacy, ethical, reputational, anti-bribery and corruption and other policies applicable to such Party’s activities under this Agreement, and any standard operating procedures implementing such policies, including the codes of conduct of any self-regulatory body of which that Party is a member.

1.50 “Joint Research Committee” or “JRC” has the meaning set forth in Section 3.1.1.

1.51 “Know-How” means, in any tangible or intangible form, technical information, methods, trade secrets, models, discoveries, ideas, Data and other types of data, databases, results, assays, instructions, processes, techniques, formulas, compounds (such as peptides), constructs, compositions, algorithms, Materials, inventions, computational models, human-relevant disease models, computer software (including source code), predictive model implementations, data analytic tools, biotechnology hardware and associated algorithms and methodologies, methods of use, expert knowledge and information.

1.52 “License” means a license, transfer of right, or option to obtain a license or other right, under the Rayze Arising Technology to develop, make, have made, use, sell have sold, offer for sale or import any Program Molecule or Program Product.

1.53 “License Agreement” means any agreement however captioned and regardless of how the conveyances are referred to therein, in which Rayze grants a License; provided, that any agreement with a contract research organization, contract manufacturing agreement or other Third Party who solely performs services on behalf of Rayze or its Licensee and does not have the right to sell Program Molecules or Program Products is not a License Agreement.

1.54 “Licensee” means a third party that has received a License, directly or indirectly through one or more tiers.

1.55 “Licensing Consideration” means any amounts received by Rayze, its Affiliates or Licensees from a Licensee as consideration for any rights under the Rayze Arising IP or the Nimble Technology, including all upfront fees and milestone payments, but excluding (a) royalties based on Net Sales, (b) reimbursements made to Rayze for its performance of research, development, intellectual property protection and prosecution or commercialization services to Licensee after the effective date of such License, and (c) payments for the purchase of Rayze stock or other securities to the extent not exceeding fair market value. For clarity, Licensing Consideration for milestones corresponding to the milestones set forth in Sections 5.7, 5.8, 5.9 and 5.10 shall mean those amounts received by Rayze from a Licensee less amounts paid to Nimble for the achievement of the corresponding milestone in such section. By way of illustration and without limitation, if a Licensee pays to Rayze $[***] for the [***] and Rayze has previously paid the $[***] payable pursuant to Section 5.7 for the achievement of that milestone, then the Licensing Consideration shall be $[***] ($[***]—$[***]) for purposes of this Agreement.

1.56 “Licensing Payment” has the meaning set forth in Section 5.14.1.

1.57 “Losses” has the meaning set forth in Section 12.1.1.

1.58 “Major European Market” means France, Germany, Italy, Spain and United Kingdom.

1.59 “Major Markets” means the United States, Japan, China and the Major European Markets.

1.60 “Manufacture” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, serialization, labeling, shipping, and holding of any product, or any component or intermediate thereof, including process development, process qualification and validation, scale-up, qualification, validation, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control. “Manufacturing” shall have a correlative meaning.

1.61 “Marketing Approval Application” or “MAA” means an NDA or any corresponding application in the applicable country or jurisdiction outside of the United States.

1.62 “Materials” means any chemical or biological substances, including any biological or chemical compounds, amino acids, peptides, drug products, human samples, or other materials, regardless of the route of transfer, which are supplied by a Party or its nominee to the other Party or its nominee for use in the conduct of activities under this Agreement, including each Research Plan.

1.63 “NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA.

1.64 “Net Sales” means, with respect to a Program Product during a stated time period, the gross invoiced sales amounts for such Program Product sold by or on behalf of Rayze, its Affiliates or Licensees (each, a “Selling Party”) in arm’s length transactions to Third Parties less the following deductions from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated to the extent that such amounts are deducted from gross invoiced sales amounts as reported by Rayze in its financial statements in accordance with GAAP, applied on a consistent basis:

(a) credits or allowances actually granted for a damaged Program Product, returns or rejections of the Program Product, retroactive rebates, price and stocking adjustments, and billing errors;

(b) governmental and other rebates (or equivalents thereof) to national, state/provincial, local and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(c) normal and customary trade, cash and quantity discounts, allowances, and credits actually allowed or paid;

(d) transportation costs, including insurance, for outbound freight related to delivery of the Program Product to the extent included in the gross amount invoiced and up to an amount not to exceed two (2) percent of invoiced amounts;

(e) non-recoverable sales taxes, value added taxes and other taxes directly linked to the sales of the Program Product to the extent included in the gross amount invoiced;

(f) governmental, regulatory authority and other rebates (or credits or other equivalents thereof) and similar payments made with respect to sales to or prescriptions covered by managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers (e.g., federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental programs);

(g) bad debt deductions actually written off during the applicable accounting period, provided, that any such amounts that are written off will be added back as Net Sales in a subsequent period to the extent later collected.

provided that, in each case ((a) through ((g)), (i) each such deduction is directly allocable to Program Product, or apportioned on a good faith, fair and equitable basis to Program Product and other products of the Selling Party and its Affiliates such that Program Product does not bear a disproportionate portion of such deductions, and (ii) no particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

For clarity, sale or other disposition of Program Product by a Selling Party to another Selling Party for resale by such other Selling Party to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales.

Upon any sale or other disposal of the Program Product that should be included within Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, the Program Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for the Program Product in the country in which such sale or other disposal occurred.

Notwithstanding the foregoing, (1) Net Sales shall not include disposals of the Program Product for, or use of the Program Product in, clinical or pre-clinical trials, given as free samples, or distributed at no charge and (2) Net Sales shall not include amounts for any Program Product distributed for compassionate, named patient or similar use at or below cost.

1.65 “Nimble” has the meaning set forth in the preamble.

1.66 “Nimble Arising Know-How” has the meaning set forth in Section 8.1.3.

1.67 “Nimble Arising Patents” has the meaning set forth in Section 8.1.3.

1.68 “Nimble Arising Technology” means Nimble Arising Know-How and Nimble Arising Patents.

1.69 “Nimble Existing Patents” has the meaning set forth in Section 8.1.1.

1.70 “Nimble Existing Know-How” has the meaning set forth in Section 8.1.1.

1.71 “Nimble Existing Technology” has the meaning set forth in Section 8.1.1.

1.72 “Nimble Platform Technology” means Nimble’s proprietary peptide arrays made from proprietary parallel maskless photolithography peptide synthesis technology, together with each of the following to the extent proprietary to Nimble: design of such arrays, generation of such arrays and use of such arrays in the discovery, optimization and validation of peptides against specific biological target(s) not specific to any Program Molecule and the related high throughput screening strategies, analytical and computational methods, and chemical synthesis protocols used by Nimble in connection therewith, but not specific to any Program Molecule.

1.73 “Nimble Indemnitees” has the meaning set forth in Section 12.1.2.

1.74 “Nimble Technology” means (a) all Nimble Existing Technology, including all Nimble Platform Technology, and (b) all Nimble Arising Technology.

1.75 “Not Available List” has meaning set forth in Section 2.6.

1.76 “Option” has the meaning set forth in Section 2.5.

1.77 “Option Exercise Date” means, with respect to an Option Target, the date upon which the Parties reach mutual written agreement regarding the initial Research Plan and corresponding Research Budget for such Option Target.

1.78 “Option Period” means the period commencing on the Effective Date and ending on the earlier of (a) [***] following the completion of [***] for Target 1 or the Replacement Target, as applicable (as defined the Research Plan for Target 1 or the Replacement Target, as applicable), and (b) [***] following the Effective Date.

1.79 “Option Target” has the meaning set forth in Section 2.5.2.

1.80 “Option Target Notice” has the meaning set forth in Section 2.5.1.

1.81 “Party” or “Parties” has the meaning set forth in the preamble.

1.82 “Patent Costs” means all expenses (including reasonable attorneys’ fees) related to the preparation, prosecution, filing and maintenance of Patents.

1.83 “Patent Liaisons” has the meaning set forth in Section 3.6.

1.84 “Patents” means all patents and pending patent applications (including inventor’s certificates and utility models), any patents issuing therefrom, and any patents issuing from an application claiming priority to any of the foregoing patents and applications, in any country in the Territory, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisional and other continuing applications, supplementary protection certificates, renewals, and any and all reissues, extensions, registrations, reexaminations, extensions, confirmations, registrations and patents of addition on any of the foregoing.

1.85 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.86 “Phase I Clinical Trial” means a clinical trial in humans that generally provides for the first introduction into humans of a Program Product with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.87 “Phase II Clinical Trial” means a clinical trial in humans that is intended to explore the feasibility, safety, dose ranging, or efficacy of a Program Product that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such Program Product, in a manner that meets the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. For clarity, if a Phase I Clinical Trial was conducted in patients with disease, such human clinical trial will be a Phase II Clinical Trial only after dose exploration has been completed, which may include multi-dose escalation and a specified dose(s) of the Program Product has been determined for further clinical evaluation in a subsequent Phase II Clinical Trial.

1.88 “Phase III Clinical Trial” means clinical trial in humans that is performed to gain evidence with statistical significance of the efficacy of a Program Product in a target population, and to obtain expanded evidence of safety for such Program Product that is needed to evaluate the overall benefit-risk relationship of such Program Product, to form the basis for approval of an MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.89 “Program Molecule” means (a) any and all Binding Peptides for a Collaboration Target that are discovered by or on behalf of either Party, or jointly by or on behalf of the Parties in the course of performing its activities under the Research Plan during the Research Term for such Collaboration Target and (b) any salts, prodrugs, esters, metabolites, solvates, analogs, stereoisomers, polymorphs, and derivatives (including deuterated versions, analogs and/or modifications) of the foregoing, in each case so long as such other molecules still meet the technical criteria of a Binding Peptide for such Collaboration Target as set forth in the applicable Research Plan for such Collaboration Target.

1.90 “Program Product” means any pharmaceutical preparation, substance, formulation or dosage which is comprised of or contains a Program Molecule (whether or not such Program Molecule is the sole active ingredient and whether or not such Program Molecule is conjugated to or combined with any other component or reagent).

1.91 “Rayze” has the meaning set forth in the preamble.

1.92 “Rayze Arising Know-How” has the meaning set forth in Section 8.1.2.

1.93 “Rayze Arising Patents” has the meaning set forth in Section 8.1.2.

1.94 “Rayze Arising Technology” means Rayze Arising Know-How and Rayze Arising Patents.

1.95 “Rayze Existing Patents” has the meaning set forth in Section 8.1.1.

1.96 “Rayze Existing Know-How” has the meaning set forth in Section 8.1.1.

1.97 “Rayze Existing Technology” has the meaning set forth in Section 8.1.1.

1.98 “Rayze Indemnitees” has the meaning set forth in Section 12.1.1.

1.99 “Rayze Patents” has the meaning set forth in Section 8.2.4.

1.100 “Rayze Technology” means, with respect to a Collaboration Target, (a) all Rayze Existing Technology, and (b) all Rayze Arising Technology.

1.101 “Receiving Party” has the meaning set forth in the definition of “Confidential Information.”

1.102 “Regulatory Approval” means all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the Manufacturing, use, storage, import, export, transport or Commercialization of a Program Product, as applicable, in a regulatory jurisdiction in the Territory, including approval of any Marketing Approval Application.

1.103 “Regulatory Authority” means the FDA, the EMA, or any regulatory body with similar regulatory authority in any other jurisdiction anywhere in the world.

1.104 “Regulatory Exclusivity” means, with respect to each Program Product in any country, the period of exclusivity (other than patent exclusivity) granted or afforded by Applicable Law or by any Regulatory Authority within the country that confers exclusive rights to sell such Program Product in such country or prohibits the use or reference for purposes of obtaining Regulatory Approval of a pharmaceutical or biologic product, without the consent of the holder of the Regulatory Materials, to the clinical and other data that is contained in such materials, and that is not published or publicly available outside of such submission.

1.105 “Regulatory Filing” means any filing or regulatory application or submission specifically related to a Program Product filed with a Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, and all correspondence with a Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with such Regulatory Authority in each case with respect to a Program Product in the Territory.

1.106 “Replacement Target” has the meaning set forth in Section 2.4.2.

1.107 “Research Budget” means the budget for conducting the corresponding Research Plan as agreed by the Parties and approved by the JRC, as updated from time to time.

1.108 “Research Costs” means the out-of-pocket costs and internal costs incurred by Nimble or its Affiliates or subcontractors after the Effective Date in connection with the performance of Research Program activities under a Research Plan. For purposes of this definition: (a) out-of-pocket costs means the actual amounts paid to a Third Party for Research Program activities; (b) internal costs means the applicable FTE Rate multiplied by the number of FTE hours utilized for Research Program activities; and (c) out-of-pocket and internal costs shall include the cost of Manufacturing or obtaining Product Molecules or Program Products, or raw materials or intermediates thereof at cost for use in the performance of Research Program activities.

1.109 “Research Plan” means, with respect to a Collaboration Target, a plan for the Research Program for such Collaboration Target, setting out the preclinical development activities to be conducted by or on behalf of the Parties, including the Party responsible for each activity and the anticipated timelines for completion, any subcontractors to be used by a Party to conduct such activities, Materials to be transferred in furtherance of the performance of such Research Plan and any other matters pertinent to the scope of activities to be conducted under such Research Plan.

1.110 “Research Plan Information” has the meaning set forth in Section 4.2.

1.111 “Research Program” has the meaning set forth in Section 2.1.

1.112 “Research Program Start Date” the date upon which the Parties have agreed to an initial Research Plan and corresponding Research Budget for a Collaboration Target. For clarity, the Research Program Start Date for Target 1 is the Effective Date.

1.113 “Research Term” means, with respect to a Collaboration Target, the period commencing on the Research Program Start Date and ending on the earlier of (a) the second anniversary of the Research Start Date or (b) the achievement of the Candidate Nominated milestone, unless earlier terminated in accordance with this Agreement.

1.114 “Research Tool Receiving Party” has the meaning set forth in Section 2.7.3(a).

1.115 “Research Tools” has the meaning set forth in Section 2.7.3(a).

1.116 “Residual Information” has the meaning set forth in Section 7.6.

1.117 “Review Window” has the meaning set forth in Section 3.3.3.

1.118 “Royalty Term” means, on a Program Product-by-Program Product and country-by-country basis, the period commencing with the First Commercial Sale of a Program Product in a country within the Territory and ends upon the latest to occur of (a) expiration of the last-to-expire Valid Patent Claim claiming the composition of matter of the Program Molecule in such Program Product in such country (whether or not such Program Molecule is the sole active ingredient and whether or not such Program Molecule is conjugated to or combined with any other component or reagent), (b) expiration of Regulatory Exclusivity for such Program Product in such country, or (c) ten (10) years after First Commercial Sale of such Program Product in such country.

1.119 “Senior Executive” has the meaning set forth on Section 13.1.1.

1.120 “Subcommittee” has the meaning set forth in Section 3.2.

1.121 “Subcommittee Deadlock” has the meaning set forth in Section 3.4.1.

1.122 “Target” means any gene, protein or other biological target.

1.123 “Target 1” means [***].

1.124 “Target Nomination Notice” has the meaning set forth in Section 2.4.1.

1.125 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto).

1.126 “Term” has the meaning set forth in Section 9.1.

1.127 “Territory” means all countries and territories in the world.

1.128 “Third Party” means a person or entity other than (a) Nimble and its Affiliates, and (b) Rayze and its Affiliates.

1.129 “Third Party Infringement Claim” has the meaning set forth in Section 8.4.1.

1.130 “United States” or “U.S.” means the United States and its territories and possessions.

1.131 “Valid Patent Claim” means a claim of (a) any issued, unexpired Patent that has not lapsed, been revoked, cancelled or abandoned, been donated to the public, finally disclaimed, nor held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision and which has not been held invalid, not patentable or unenforceable through disclaimer or otherwise or (b) any Patent application that has not been abandoned, finally rejected or expired, in each case, without the possibility of appeal or re-filing and that has not been pending for more than five (5) years from the date of the first office action.

ARTICLE 2

RESEARCH PROGRAMS

2.1 General. Subject to the terms and conditions of this Agreement, for each Collaboration Target, the Parties will collaborate on the certain preclinical development activities with the goal of identifying Binding Peptides to such Collaboration Target more fully described in this Article 2 (each research program, a “Research Program”). Each Research Program shall include [***]. Each Research Program will be conducted in accordance with the Research Plan and Research Budget for such Research Program. The initial Research Plan and corresponding Research Budget for the Research Program for Target 1 has been agreed to as of the Effective Date and is attached to this Agreement as Schedule 2.1. Each Research Plan and corresponding Research Budget may be amended from time to time by the Parties’ mutual written agreement. Except as agreed in writing by the Parties otherwise, there shall be no more than [***] Collaboration Targets (Target 1 or the Replacement Target for Target 1 on the one hand, and up to [***] Option Targets or the Replacement Targets for such Option Targets on the other hand) at any given time under this Agreement.

2.2 Research Costs. [***] shall be responsible for all Research Costs, whether incurred by [***] after the Effective Date in the Territory, in each case in accordance with the Research Plan and Research Budget. [***] shall reimburse [***] for Research Costs as set forth in Section 5.3. The Parties shall act in good faith and in a reasonable and timely manner to: (a) consider adjustments to the Research Costs based on the progress of the Research Program; and (b) enter into a Research Plan and Research Budget for any Option Targets.

2.3 Replacement of Target 1 or the Option Targets. With respect to Target 1 and each Option Target, if Nimble is unable to demonstrate feasibility of using the Nimble Technology against such Target within [***] following the Research Program Start Date for such Target (“Failure Period”), as reasonably determined by the JRC, then such Target shall cease to be a Collaboration Target, shall be deemed a “Failed Target” and the Research Plan and the Research Term for such Target shall terminate, in each case as of the date such determination and Rayze may in its sole discretion propose a Target to replace such Target in accordance with Section 2.4. By way of example, incompatibility of a Target [***] are bases for determining a Target to be a Failed Target. Either Party that wishes to declare that Target 1 or an Option Target is a Failed Target must notify the other Party in writing (which may be by email) during the Failure Period, and, by no later than [***] following receipt of such notice by the other Party, the JRC shall determine whether Target 1 or an Option Target is a Failed Target. For clarity, only the original Target 1 and each original Option Target may be replaced under this Agreement and in no event shall any Replacement Targets be replaced under this Agreement.

2.4 Process for Replacing Target 1 or the Option Targets.

2.4.1 Replacement Target Nomination. If Target 1 or an Option Target is determined to be a Failed Target pursuant to Section 2.3, Rayze may exercise its right to replace such Target by providing written notice to Nimble within [***] from such determination (“Target Nomination Notice”). Within [***] after receipt of the Target Nomination Notice, Nimble shall provide an updated and then current Not Available List to the Gatekeeper (which list shall be current and accurate as of the date of the Target Nomination Notice) and inform Rayze when the Gatekeeper has been updated with this information. Rayze shall then, within [***], provide written notice to the Gatekeeper of the identity of the Target that Rayze proposes to become the Replacement Target (including its UNIPROT number). Within [***] following the Gatekeeper’s receipt of such notice, the Gatekeeper shall verify whether or not such Target is on the Not Available List and notify the Parties in writing with respect thereto; provided that the Gatekeeper will only disclose the identity of such Target to Nimble if such Target is not on the Not Available List (the “Gatekeeper Replacement Target Notice”). If the Gatekeeper Replacement Target Notice indicates that a Target is on the Not Available List, then such Target shall not become the Replacement Target and Rayze shall have the right to propose an additional Target to replace Target 1 or an Option Target, as applicable, within [***] from Rayze’s receipt of the Gatekeeper Replacement Target Notice in accordance with this Section 2.4.1.

2.4.2 Replacement Target Selection. If the Gatekeeper Replacement Target Notice indicates that a Target is not on the Not Available List, then within [***] thereafter, the Parties shall negotiate in good faith and reach mutual agreement regarding an initial Research Plan and corresponding Research Budget for such Target. Such Research Plan shall be of comparable scope as the Research Plan the Parties agreed to for Target that is being replaced.

Upon the Parties reaching mutual written agreement regarding the initial Research Plan and corresponding Research Budget for such Target, (a) such Target shall be deemed the “Replacement Target” for Target 1 or the Option Target, as applicable and all terms applicable to the replaced Target shall now apply to such Replacement Target as if such Replacement Target is Target 1 or the Option Target, as applicable, except that none of the Replacement Target can be replaced again under this Agreement unless the Parties otherwise agree in writing; and (b) the replaced Target shall cease to be a Collaboration Target under this Agreement.

2.5 Option. Rayze shall have the right to nominate up to [***] additional Targets to become Option Targets in accordance with this Section 2.5 (the “Option”). Rayze may exercise the Option with respect to [***] Target(s) at any time during the Option Period.

2.5.1 Option Target Nomination. During the Option Period, Rayze may, in its sole discretion, provide written notice to Nimble that Rayze wishes to propose [***] Targets to become Option Targets (“Option Target Notice”). Within [***] after receipt of the Option Target Notice, Nimble shall provide an updated and then current Not Available List to the Gatekeeper (which list shall be current and accurate as of the date of the Option Target Notice) and inform Rayze when the Gatekeeper has been updated with this information. Rayze shall then, within [***], provide written notice to the Gatekeeper of the identity of each Target that Rayze proposes to become an Option Target (including its UNIPROT number). Within [***] following the Gatekeeper’s receipt of such notice, the Gatekeeper shall verify whether or not such Target is on the Not Available List and notify the Parties in writing with respect thereto; provided that the Gatekeeper will only disclose the identity of such Target to Nimble if such Target is not on the Not Available List (the “Gatekeeper Option Target Notice”). If the Gatekeeper Option Target Notice indicates that a Target is on the Not Available List, then such Target shall not be an Option Target and Rayze shall have the right to propose additional Target(s) during the Option Period in accordance with this Section 2.5.1 but in no event shall the number of Option Targets exceed [***].

2.5.2 Option Target Selection. If Gatekeeper notifies the Parties that a Target is not on the Not Available List, then within [***] thereafter, the Parties shall negotiate in good faith and reach mutual agreement regarding an initial Research Plan and corresponding Research Budget for such Target. Such Research Plan shall be of comparable scope as the Research Plan the Parties agreed to for Target 1. Upon the Parties reaching mutual written agreement regarding the initial Research Plan and corresponding Research Budget for such Target, such Target shall be deemed an “Option Target”. The Parties contemplate that Research Plans and Research Budgets for Option Targets shall be substantively similar to those for Target 1.

2.6 Not Available List. Nimble hereby represents that it has provided as of the Effective Date and will provide, within [***] of any Option Target Notice date, to its legal counsel, [***] (the “Gatekeeper”), a list of Targets with respect to which (a) Nimble has a dedicated internal development program ongoing (i.e., that has internally achieved the equivalent of Candidate Nomination or later with respect to such internal Target) or (b) Nimble has an ongoing collaboration with a Third Party or is engaged in negotiations or discussions with a Third Party for a collaboration or other strategic transaction (such list, the “Not Available List”). From time to time, Nimble may update the Not Available List to include any other Target meeting the criteria set forth in either clause (a) or clause (b) of the preceding sentence (or to remove any Target therefrom), which update shall in any event occur within [***] of receipt of an Option Target Notice.

2.7 Conduct of the Research Program

2.7.1 Activities. Each Party shall use its Commercially Reasonable Efforts to perform the obligations assigned to it under each Research Plan in accordance with the corresponding timelines and Research Budgets, as applicable. Each Party shall perform (or ensure that its subcontractors perform) the Research Plan using personnel which are suitably qualified and experienced to perform the activities set out in the Research Plan for each target. Each Party shall conduct its activities in good scientific manner and in compliance with its Internal Policies and Applicable Law. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of any Research Program activities under this Agreement.

2.7.2 Subcontracting.

(a) Each Party may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform certain of its obligations under any Research Plan.

(b) Any subcontract between a Party and any Third Party subcontractor used by such Party to perform its obligations under each Research Program shall provide that all intellectual property rights conceived, created or generated during the performance of such services shall be owned by such subcontracting Party. Any Third Party subcontractor to be engaged by a Party to perform such Party’s obligations set forth in each Research Plan shall meet the qualifications typically required by such subcontracting Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such Third Party subcontractors will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party will be responsible for ensuring compliance by any such Third Party subcontractor with the terms of this Agreement, as if such Third Party contractor was a Party hereunder. Each subcontracting Party will, and will contractually require that its Affiliates and subcontractors, if any, conduct the relevant activities in accordance with each Research Plan.

2.7.3 Research Tools.

(a) During each Research Term, each Party or its designee (the “Research Tool Disclosing Party”) may transfer to the other Party or its designee (the “Research Tool Receiving Party”) certain control molecules, recombinant proteins, cell lines, assays or other research related Materials (“Research Tools”) as necessary for the Research Tool Receiving Party to perform its assigned activities under each Research Program as expressly set forth in each Research Plan.

(b) RESEARCH TOOLS SUPPLIED BY THE RESEARCH TOOL DISCLOSING PARTY HEREUNDER ARE SUPPLIED IN “AS IS” CONDITION WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE. ANY RESEARCH TOOL DELIVERED PURSUANT TO THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES. THE RESEARCH TOOL RECEIVING PARTY WILL HANDLE THE RESEARCH TOOL ACCORDINGLY AND WILL INFORM THE RESEARCH TOOL DISCLOSING PARTY IN WRITING OF ANY ADVERSE EFFECTS EXPERIENCED BY PERSONS HANDLING THE RESEARCH TOOL.

(c) The Research Tool Receiving Party acknowledges that, except for the licenses and other express rights granted herein, it does not have any claim to the Research Tools supplied by the Research Tool Disclosing Party, or any license or rights to any proprietary information or intellectual property rights in or to the Research Tools. For clarity, the Research Tools (and any intellectual property rights, including Patents, relating thereto) shall remain the sole and exclusive property of the Research Tool Disclosing Party and shall be returned or destroyed at the request of the Research Tool Disclosing Party.

(d) The Research Tool Receiving Party agrees that the Research Tool(s):

(1) will be used solely for, and in compliance with, the Research Plan;

(2) will be used in compliance with all Applicable Laws;

(3) will not be used in human subjects, in clinical studies, or for diagnostic purposes involving human subjects;

(4) will not be used in animals intended to be kept as domestic pets;

(5) will be used only by the Research Tool Receiving Party and only in the Research Tool Receiving Party’s laboratory, except with the prior written consent of the Research Tool Disclosing Party;

(6) will not be transferred to a Third Party without the prior written consent of the Research Tool Disclosing Party; and

(7) the Research Tool Receiving Party shall not reverse engineer or attempt to determine the chemical structure, make-up or sequence of, or determine the chemical or biological properties of, or make or attempt to make any analogues, progeny or derivatives of, or modifications to, such Research Tools except as may be necessary to carry-out Research Tool Receiving Party’s obligations hereunder, including its activities pursuant to each Research Plan.

(e) The Research Tool Receiving Party assumes all liability for damages which may arise from its use, storage or disposal of the Research Tools. The Research Tool Disclosing Party shall not be liable to the Research Tool Receiving Party for any loss, claim or demand made by the Research Tool Receiving Party, or made against the Research Tool Receiving Party by any Third Party, due to or arising from the use of the Research Tools, except to the extent permitted by Applicable Law when caused by the negligence or willful misconduct of the Research Tool Disclosing Party. Upon termination of each Research Program, except for any continuing rights as set forth in this Agreement, the Research Tool Receiving Party shall discontinue its use of any Research Tools and shall, upon direction of the Research Tool Disclosing Party, return or destroy (and certify destruction of) any remaining Research Tools in compliance with all Applicable Laws.

ARTICLE 3

MANAGEMENT OF THE COLLABORATION

3.1 Joint Research Committee.

3.1.1 Establishment of JRC. Within [***] of the Effective Date, the Parties shall establish a Joint Research Committee (“Joint Research Committee” or “JRC”), which shall be constituted in accordance with Section 3.3. The JRC shall operate in accordance with the provisions of Section 3.3 and Section 3.4. At its meetings, the JRC shall discuss, as appropriate and necessary, the matters described in Section 3.1.2 or such other matters as are reasonably requested by either Party.

3.1.2 Responsibilities of the JRC. The JRC shall perform the following functions:

(a) oversee and guide the overall strategic direction of each Research Program;

(b) overseeing, reviewing and coordinating the conduct and progress of the Development of the applicable Program Molecule or Program Product, as described in each Research Plan and in accordance with each Research Budget;

(c) periodically reviewing and updating each Research Plan, including each Research Budget and the allocation of responsibilities between the Parties, from time to time, and presenting such Research Plan and updates, as well as other amendments mutually agreed by the Parties;

(d) overseeing the implementation of each Research Plan, and monitoring whether activities thereunder are performed in accordance with the timelines set forth therein and the terms set forth in Article 3;

(e) facilitating communications between the Parties regarding the activities undertaken under each Research Program;

(f) establishing, as appropriate, additional sub-committees or working groups responsible for managing specific aspects of each Research Program as contemplated herein;

(g) overseeing and supervising the Subcommittees and resolve issues or Disputes elevated to it by any Subcommittee the JRC may establish;

(h) for each Research Program, reviewing and approving Research Plan and Research Budget and all amendments to any of the foregoing;

(i) reviewing and discussing Data arising from preclinical activities undertaken under each Research Plan;

(j) managing the transfer of Know-How to give effect to each deliverable under each Research Program, including choosing the format and media for such transfer;

(k) confirming the Research Plan and Research Budget for the Option Targets;

(l) discussing any potential changes in Research Costs and the Research Budget; and

(m) performing such other functions as are assigned to the JRC in this Agreement, or otherwise agreed by the Parties in writing.

3.1.3 Term of JRC. The JRC shall meet in accordance with Section 3.3.2 for so long as the Parties are conducting activities under a Research Program.

3.2 Subcommittees. From time to time, the JRC may establish subcommittees of the JRC to oversee particular projects or activities under this Agreement, and such subcommittees shall be constituted and have such responsibility as the JRC approves (each referred to herein as a “Subcommittee”). The Subcommittees shall operate in accordance with the provisions of Section 3.3, and shall have no authority to alter or amend the terms and conditions of this Agreement.

3.3 Membership, Meetings and Meeting Minutes

3.3.1 Membership. Except as otherwise stated herein, each Committee shall be composed of [***] from each of Nimble and Rayze. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party, provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. Each Party’s representatives to each Committee shall be individuals suitable in seniority and experience and amongst such representatives shall be at least one representative from each Party with relevant decision-making authority to make decisions within the scope of the applicable Committee’s responsibilities; provided, that it is understood that such individual may need to seek appropriate authority from the relevant Party with respect to certain matters. For each Committee, each Party shall designate one of its representatives on such Committee to co-chair the meetings for such Committee (each, a “Co-Chair”). The Co-Chairs shall coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings of such Committee and solicit agenda items from Committee members and provide an agenda, along with appropriate information for such agenda, reasonably in advance of any meeting. Such agenda shall include all items requested by either Co-Chair for inclusion therein. If the Co-Chairs or another Committee member from either Party is unable to attend or participate in a meeting of such Committee, the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for the meeting. For clarity, the Alliance Manager shall assist the Co-Chairs of the JRC with respect to the foregoing activities, and attend all meetings of the JRC as a non-voting member; provided, that attendance by the Alliance Manager does not count towards either Party’s representation on the JRC.

3.3.2 Meetings. The JRC shall meet [***] (or more or less frequently as determined by it). JRC meetings may be called at other times to resolve Committee Deadlocks in accordance with Section 3.4.1. At least one JRC meeting per year will be in-person, unless the JRC members agree to meet by an alternative mechanism (e.g., telephone or videoconference). The Subcommittees, if any, shall each meet at least [***] after the Subcommittee is formed, or as more or less often as otherwise agreed by the applicable Subcommittee. Committee meetings may be conducted by telephone, videoconference or in person. Any in-person Committee meetings shall be held on an alternating basis between Nimble’s and Rayze’s facilities, unless otherwise agreed by the Parties in writing. Each Party shall be responsible for its own expenses in attending such meetings and those expenses will not be included in Research Costs hereunder. As appropriate, either Party may invite a reasonable number of non-voting employees, consultants, and scientific advisors to attend JRC meetings as non-voting observers, provided that such invitees are bound by appropriate confidentiality obligations substantially similar to the ones set forth in this Agreement. Each Party may also call for special meetings of a Committee to discuss matters requested by such Party. The Alliance Managers shall provide the members of the JRC with no less than [***] notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than [***] notice of any special meetings of the JRC called by either Party.

3.3.3 Meeting Minutes. Minutes will be kept of all Committee meetings. Minutes will be sent to all members of the Committee by e-mail for review and approval within [***] after each Committee meeting. The Alliance Managers will be responsible for taking and circulating minutes of each JRC meeting and for all other Committees, and the Co-Chairs will be responsible for taking and circulating minutes, in each case on a rotating basis (commencing with the Alliance Manager of Rayze and the Co-Chair of each other Committee designated by Rayze). If a Party’s Alliance Manager (or his or her designee) is not present at a JRC meeting and that Party is responsible for keeping minutes, such Party shall designate one of its JRC members to keep minutes. Minutes shall record all action items and decisions of the applicable Committee. The Committee shall formally accept and seek approval of the minutes of the previous Committee meeting within [***] of the relevant Committee meeting (the “Review Window”). Minutes will be deemed approved unless any member of the Committee objects to the accuracy of such minutes by providing written notice to the other members of the Committee prior to the end of the Review Window. Minutes shall list action items and shall designate any issues that need to be resolved by the JRC or applicable dispute resolution process. In the event of any such objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

3.4 Decision-Making

3.4.1 Committee Decision Making. Decisions of each Committee shall be made by unanimous vote, with each Party having one vote. In order to make any decision, any Committee must have present (in person or via telephone or videoconference) and voting at least one representative of each Party. In the event that any Subcommittee cannot or does not reach consensus with respect to a particular matter within the authority of such Subcommittee (a “Subcommittee Deadlock”) after endeavoring to do so within the Review Window, such matter shall be referred to the JRC for discussion and attempted resolution. In the event that the JRC does not reach a decision with respect to a Subcommittee Deadlock, or if the JRC cannot or does not reach consensus with respect to any other matter within its authority, in each case, after endeavoring for [***] to do so, then such matter (a “Committee Deadlock”) shall be decided by the Parties in accordance with Section 3.4.2 below.

3.4.2 Decision Making Authority. The Committee Deadlock shall be submitted by either Party to the respective Lead Scientific / Technology Officers (“Technical Lead”) of the other Party. The Technical Lead of each Party or their respective designees, shall attempt to resolve such Committee Deadlock within [***] of submission. If the Technical Leads (or their respective designees) cannot resolve the Committee Deadlock, then (i) the [***] Technical Lead would have casting vote for decisions related to the application, use or development of the [***], and (ii) the [***] Technical Lead shall have final decision-making authority on aspects of the Research Program that are specific for the applicable Collaboration Target, including if the original Target 1 or any original Option Target should be deemed a Failed Target, provided that neither Party would have the ability to take a decision for any other matter or for matters that amends any Research Plan or Research Budget or increases the financial burden of the other Party or the success criteria for any Program Molecule.

3.4.3 Day-to-Day Decision-Making Authority. Each Party shall have decision making authority with respect to the day-to-day activities of such Party (and such Party’s employees, agents and subcontractors) under this Agreement, provided that such decisions are not inconsistent with the terms and conditions of this Agreement (including each Research Plan and Research Budget) or the decisions and actions of the JRC or any Subcommittee, as applicable.

3.4.4 Limitation of Powers. Each Committee will have only the powers as are specifically delegated to it under this Agreement. The JRC is not a substitute for the rights of the Parties under this Agreement and is intended to coordinate and facilitate the activities of the Parties. The JRC will not be involved with the day-to-day management of activities to be performed by a Party under this Agreement. Matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JRC, including amendment, modification or waiver of compliance with the Agreement, which shall be made by the Parties in accordance with Section 14.8.

3.5 Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities hereunder (each, an “Alliance Manager”). The Alliance Managers shall attend the meetings of the JRC. For all other Committees, the Alliance Managers may participate in meetings but are not required to participate. The Alliance Managers shall not be counted as members of any Committee (and shall not vote on matters discussed at any Committee meeting). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

3.6 Patent Liaisons. Promptly following and in no event later than [***] after the Effective Date, the Parties shall each designate representative(s) to consult with the other Party’s representative(s) with respect to Patent prosecution, maintenance, enforcement and defense matters (the “Patent Liaisons”) as more fully described in this Section 3.6. The Patent Liaisons shall discuss, at such times, places and frequencies as either Patent Liaison determines is necessary, material issues and provide input to each other regarding determination of inventorship of Know-How hereunder, and the prosecution, maintenance, enforcement or defense of Patents comprising [***] as more fully described in Article 8. All final decisions related to the prosecution, maintenance, enforcement or defense of any Patents comprising [***] shall be made by the Party with the right to control such prosecution, maintenance, enforcement or defense, as applicable, as set forth in Article 8.

ARTICLE 4

POST-RESEARCH PROGRAM RESPONSIBILITIES

4.1 Responsibilities. After [***] of each Research Plan (as defined in each Research Plan), Rayze, either itself and/or by or through its Affiliates, Licensees or subcontractors, shall be solely responsible for and have decision-making authority with respect to, all [***] at Rayze’s sole cost and expense.

4.2 Technology Transfer. Promptly following each Research Term with respect to each Research Program, to the extent not previously transferred and delivered to Rayze during such Research Term, Nimble shall transfer and deliver to Rayze, at no additional cost to Rayze, all Data generated under such Research Program in Nimble’s possession and Control and related to any Program Molecule discovered under such Research Program (excluding Nimble Technology), as necessary or reasonably useful for Rayze to Develop, Manufacture and Commercialize the Program Molecules discovered under such Research Program (the “Research Plan Information”). For clarity, the foregoing transfer of Research Plan Information is not intended to, and does not, put Rayze in a position to practice the Nimble Platform Technology, and instead is intended to permit Rayze’s exploitation of such Program Molecule, including with regard to filings and other interactions with Regulatory Authorities and applicable patent authorities to whom information may need to be disclosed regarding the origins of such Program Molecule. The format of, and media for exchanging, the Research Plan Information shall be decided by the JRC.

4.3 Reporting. With respect to each Research Program, commencing on the first anniversary of the completion of such Research Program and every anniversary thereafter until the earlier of (a) Regulatory Approval by the FDA of the first Marketing Approval Application for a Program Molecule for such Research Program or (b) cessation of activities directed at Development of all Program Molecules for such Research Program, Rayze shall provide to Nimble a report setting out the status of Rayze’s material activities with respect to the Development of such Program Molecules and Program Products conducted for the prior year, any material issues affecting Development or timelines for Development and a high-level plan showing anticipated material Development inflection points in the coming year.

4.4 Diligence. With respect to each Collaboration Target, Rayze shall use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize at least one Program Product for such Collaboration Target in each of the Major Markets and shall do so in good scientific manner and in compliance with its Internal Policies and Applicable Law.

ARTICLE 5

FINANCIAL PROVISIONS

5.1 Upfront Payment for Target 1. In partial consideration of the rights and licenses granted to Rayze under this Agreement, Rayze shall pay Nimble Eight Hundred Thousand Dollars ($800,000) within thirty (30) Business Days after Rayze’s receipt of an invoice from Nimble subsequent to the Effective Date. Such payment shall be one-time, non-creditable and non-refundable. The total maximum amount of upfront payment pursuant to this Agreement is Eight Hundred Thousand Dollars ($800,000).

5.2 Upfront Payment for each Option Target. In partial consideration of the rights and licenses granted to Rayze under this Agreement with respect to each Option Target, Rayze shall pay Nimble [***] Dollars ($[***]) within [***] after Rayze’s receipt of an invoice from Nimble subsequent to the Option Exercise Date for each such Option Target. Such payment shall be non-creditable and non-refundable. For clarity, the total amount of upfront payments Nimble may receive under Section 5.1 and this Section 5.2 of this Agreement for Target 1 and up to [***] Option Targets shall be [***] Dollars ($[***]).

5.3 Reimbursement of Research Costs. Within [***] during each Research Program, Nimble shall submit to Rayze a detailed report setting forth all Research Costs incurred by Nimble in the conduct of such Research Program in accordance with each Research Plan and Research Budget during such Calendar Quarter. Rayze shall reimburse Nimble for such Research Costs incurred as set forth in such report; provided, that any Research Costs incurred in excess of [***] percent ([***]%) of the budgeted Research Costs for the applicable Calendar Quarter shall be borne by Nimble unless such overage was approved in advance by the JRC. Rayze shall reimburse Research Costs within [***] after receipt of an invoice from Nimble.

5.4 Records; Audit Rights. With respect to each Research Program, Nimble shall keep and maintain complete and accurate records of all Research Costs incurred by it under such Research Program for a period of [***] after the termination of the Research Term for such Research Program. Rayze shall have the right during such [***] period to appoint at its expense an independent nationally recognized certified public accountant firm reasonably acceptable to Nimble and subject to obligations of confidentiality to Nimble to audit the relevant records of Nimble to verify that the amount of Research Costs incurred have been correctly determined. Nimble shall make its records available for audit by the independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon [***] written notice from Rayze. Such audit right shall not be exercised by Rayze more than once in any [***] period during each Research Term and [***] thereafter. The independent certified public accountant will only disclose the results (any sums either over/under paid) of such audit to Rayze and no other details. In the event there was an error in the amount of such Research Costs reported by Nimble hereunder, (a) if the effect of the error resulted in an underpayment by Rayze to Nimble, then Rayze shall promptly, on receipt of an invoice, make payment to Nimble of the underpayment amount and (b) if the effect of the error resulted in an overpayment by Rayze to Nimble, then Nimble shall promptly on receipt of an invoice make payment to Rayze of the overpayment amount. Rayze shall bear the full cost of such audit unless such audit discloses an overpayment by Rayze to Nimble of at least [***] percent ([***]%) of the aggregate amount of the Research Costs in any Calendar Year subject to such audit, in which case Nimble shall reimburse Rayze for the costs of such audit.

5.5 Discovery Milestones for Target 1 or the Replacement Target for Target 1. Rayze shall make the non-refundable, non-creditable milestone payment to Nimble set forth below upon the first achievement of the milestone event set forth below with respect to the first Program Molecule for Target 1 or the Replacement Target for Target 1, as applicable, to achieve such milestone event. The milestone shall be payable only once, regardless of how many Program Molecules achieve such milestone event.

Milestone Event	Milestone Payment
[***]	$	[***]

For the avoidance of doubt, the maximum amount of milestone payments for Target 1 or the Replacement Target for Target 1, as applicable, under this Section 5.5 is [***] Dollars ($[***]).

5.6 Discovery Milestones for Option Targets or the Replacement Targets for the Option Targets. For each Option Target or Replacement Target for such Option Target, as applicable, Rayze shall make the non-refundable, non-creditable milestone payment to Nimble set forth below upon the first achievement of the milestone event set forth below with respect to the applicable Program Molecule for such Option Target or Replacement Target for such Option Target, as applicable. The milestone shall be payable only once with respect to each Option Target or Replacement Target for such Option Target, as applicable, regardless of how many Program Molecules for such Option Target or Replacement Target for such Option Target, as applicable, achieve such milestone.

Milestone Event	Milestone Payment
[***]	$	[***]

For the avoidance of doubt, the maximum amount of milestone payments payable under this Section 5.6 for each Option Target or Replacement Target for such Option Target, as applicable, is [***] Dollars ($[***]), and in the event that there are [***] Option Targets, then the total maximum amount of milestone payments payable under this Section 5.6 for all Option Targets, or Replacement Targets for such Option Targets, as applicable, in aggregate, is [***] Dollars ($[***]).

5.7 Development and First Commercial Sale Milestones for Target 1 or the Replacement Target for Target 1. Rayze shall make the non-refundable, non-creditable milestone payments to Nimble that are set forth below upon the first achievement by Rayze, or its Affiliates or Licensees of the milestone events set forth below with respect to the first Program Product for Target 1 or the Replacement Target, as applicable, to achieve any such milestone events. Each milestone shall be payable only once, and shall be paid only for the first Program Product for Target 1 or the Replacement Target to achieve such milestone, regardless of how many such Program Products ultimately achieve such milestone(s), as set forth in the table below.

Milestone Event	Milestone Payment
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

The milestone payment for Target 1 or the Replacement Target for Target 1, as applicable, for the Initiation of Phase II Clinical Trial for a first indication milestone event and/or the Initiation of Phase III Clinical Trial for a first indication milestone event shall be made as a single payment of $[***] and $[***], respectively, if Rayze plans to pursue only one indication for Target 1 or the Replacement Target for Target 1, as applicable. Notwithstanding anything to the contrary, (a) the milestone payment for the Initiation of Phase II Clinical Trial for a second indication milestone event under this Section 5.7 shall become due and payable the earlier of 1) no more than [***] following the achievement of the Initiation of Phase II Clinical Trial for a first indication milestone event under this Section 5.7 unless a second indication is not pursued due to lack of efficacy or significant tolerability issues of the Program Product, and (b) the milestone payment for the Initiation of Phase III Clinical Trial for a second indication milestone event under this Section 5.7 shall become due and payable no more than [***] following the achievement of the Initiation of Phase III Clinical Trial for a first indication milestone event under this Section 5.7 unless a second indication is not pursued due to lack of efficacy or significant tolerability issues of the Program Product. For the avoidance of doubt, the total maximum amount of Development and Filing Milestone payments for Target 1 or its Replacement Target, as applicable, payable under this Section 5.5 is [***] Dollars ($[***]).

5.8 Development and First Commercial Sale Milestones for each Option Target or the Replacement Target for such Option Target. Rayze shall make the non-refundable, non-creditable milestone payments to Nimble that are set forth below upon the first achievement by Rayze, or its Affiliates or Licensees of the milestone events set forth below with respect to the first Program Product for each Option Target, or Replacement Target to such Option Target, as applicable, to achieve any such milestone events. Each milestone shall be payable only once, and shall be paid only for the first Program Product for each Option Target or Replacement Target to such Option Target, as applicable, to achieve such milestone, regardless of how many Program Products for that Option Target or Replacement Target to such Option Target, as applicable, ultimately achieve such milestone(s), as set forth in the table below.

Milestone Event	Milestone Payment per Option Target or Replacement Target, as applicable
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

The milestone payment for each Option Target or Replacement Target to such Option Target, as applicable, for the Initiation of Phase II Clinical Trial for a first indication milestone event and/or the Initiation of Phase III Clinical Trial for a first indication milestone event shall be made as a single payment of $[***] and $[***], respectively if Rayze plans to pursue only one indication for such Option Target or Replacement Target, as applicable. Notwithstanding anything to the contrary, (a) the milestone payment for the Initiation of Phase II Clinical Trial for a second indication milestone event under this Section 5.8 shall become due and payable no more than [***] following the achievement of the Initiation of Phase II Clinical Trial for a first indication milestone event under this Section 5.8 unless a second indication is not pursued due to lack of efficacy or significant tolerability issues of the Program Product, and (b) the milestone payment for the Initiation of Phase III Clinical Trial for a second indication milestone event under this Section 5.8 shall become due and payable [***] following the achievement of the Initiation of Phase III Clinical Trial for a first indication milestone event under this Section 5.8 unless a second indication is not pursued due to lack of efficacy or significant tolerability issues of the Program Product. For the avoidance of doubt, the total maximum amount of milestone payments payable to Nimble under this Section 5.8 for each Option Target or Replacement Target for such Option Target, as applicable, is Seventy Seven Million Dollars ($[***]), and in the event that there are [***] Option Targets or Replacement Targets for such Option Targets, as applicable, then the total maximum amount of milestone payments payable to Nimble under this Section 5.8 for all Option Targets or their Replacement Targets, as applicable, is [***] Dollars ($[***]).

5.9 Net Sales Milestones for Target 1 or the Replacement Target for Target 1. Rayze shall pay to Nimble the Net Sales-based milestone payments set forth below the first time the aggregate Net Sales for the first Program Product for Target 1 or the Replacement Target within any Calendar Year in the Territory meets the corresponding threshold indicated below. Each of these Net Sales-based milestone payments would be payable only once.

Milestone Event	Milestone Payment
[***]	$	[***]
[***]	$	[***]

For the avoidance of doubt, the total maximum amount of potential milestone payments payable under this Section 5.9 is [***] Dollars ($[***]) for Target 1 or the Replacement Target.

5.10 Net Sales Milestones for each Option Target or the Replacement Target for such Option Target. Rayze shall pay to Nimble the Net Sales-based milestone payments set forth below the first time the aggregate Net Sales for the first Program Product for each Option Target or Replacement Target for such Option Target, as applicable, within any Calendar Year in the Territory meets the corresponding threshold indicated below. Each of these Net Sales-based milestone payments would be payable only once in respect of an Option Target or Replacement Target for such Option Target, as applicable.

Milestone Event	Milestone Payment per Option Target or Replacement Target, as applicable
[***]	$	[***]
[***]	$	[***]

For the avoidance of doubt, the total maximum amount of potential milestone payments payable under this Section 5.10 for each Option Target or Replacement Target for such Option Target, as applicable, is [***] Dollars ($[***]), and in the event that all [***] Option Targets or their Replacement Targets, as applicable, are exercised by Rayze, then the total maximum amount of potential milestone payments payable under this Section 5.10 for all Option Targets or their Replacement Targets, as applicable, in aggregate, is [***] Dollars ($[***]).

5.11 Milestone Payment Terms. Rayze shall notify Nimble in writing promptly, but in no event later than [***] after each achievement of each milestone set out in Sections 5.5, 5.6, 5.7, or 5.8 and within [***] after the close of each Calendar Quarter in which a milestone has been achieved in Sections 5.9 or 5.10 that triggers a payment. Thereafter, Nimble shall submit an invoice to Rayze for the applicable milestone payment. Rayze shall pay all such milestone payments due in Dollars within [***] following Rayze’s receipt of an invoice from Nimble therefor following the achievement of the corresponding milestone event.

5.12 Royalties and Payments.

5.12.1 Net Sales Royalties for Target 1 or the Replacement Target for Target 1. In partial consideration for the rights and licenses granted to Rayze under this Agreement, during the applicable Royalty Term, Rayze will pay Nimble royalties on aggregate annual Net Sales of all Program Products for Target 1 or the Replacement Target for Target 1, as applicable in the Territory in each Calendar Year at the royalty rates set out below.

Calendar Year Net Sales	Royalty Rate
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%

5.12.2 Net Sales Royalties for Option Targets or the Replacement Targets. In partial consideration for the rights and licenses granted to Rayze under this Agreement, during the applicable Royalty Term, with respect to each Option Target or Replacement Target, as applicable, Rayze will pay Nimble royalties on aggregate annual Net Sales of all Program Products for such Option Target or Replacement Target, as applicable, in the Territory in each Calendar Year at the royalty rates set out below.

Calendar Year Net Sales	Royalty Rate
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%

5.12.3 No Valid Patent Claim; No Regulatory Exclusivity. Subject to Section 5.12.5, the royalties payable with respect to Net Sales of Program Products pursuant to Section 5.12.1 and 5.12.2 shall be reduced, on a Program Product-by-Program Product and country-by-country basis, [***] of the amounts otherwise payable pursuant to Section 5.12.1 and 5.12.2during any portion of the Royalty Term after expiration of the last-to-expire Valid Patent Claim claiming the composition of matter of the applicable Program Product in that country.

5.12.4 Third Party Payments. Subject to Section 5.12.5, Rayze shall be entitled to reduce the royalties due to Nimble upon Net Sales of a Program Product in a country an amount equal to [***] of the total royalties paid by Rayze to Third Parties with respect to license rights to Patents or Know-How Controlled by Third Parties necessary for the use, Manufacture and Commercialization of the Program Molecule incorporated into such Program Product in such country; provided that, all such reductions pursuant to this Section 5.12.4 shall be subject to the limitation on royalty reduction set forth in Section 5.12.5.

5.12.5 Royalty Floor. Notwithstanding anything to the contrary, in no event will the aggregate royalty reductions pursuant to Sections 5.12.3 and 5.12.4 cause the total royalties payable to Nimble in any Calendar Quarter by more than [***] of the amount set forth in Section 5.12.1 or 5.12.2, as applicable.

5.12.6 Royalty Reporting. Each Calendar Quarter following the First Commercial Sale of a Program Product in the Territory, Rayze shall furnish to Nimble a written report within [***] following the end of such Calendar Quarter showing on a Program Product-by-Program Product and country-by-country basis the Net Sales and the royalties payable under this Agreement on account of those Net Sales including the exchange rates and other methodology used in converting into Dollars from the currencies in which the sales were made during such Calendar Quarter. Such report shall contain sufficient detail to permit confirmation of the accuracy of the royalties payable under this Agreement, including gross sales, details of the deductions from gross sales taken in accordance with Section 1.64, any applicable adjustments made pursuant to Section 5.12.3 and details of any royalty reductions taken in accordance with Sections 5.12.4 and 5.12.5.    Following Nimble’s receipt of such report, Nimble shall promptly indicate that it disputes such report or shall otherwise send an invoice to Rayze for the royalty payment due for such Calendar Quarter. Within [***] after Rayze’s receipt of such invoice, Rayze shall pay all undisputed amounts due to Nimble pursuant to this Section 5.12 with respect to Net Sales by Rayze, its Affiliates and their respective Licensees for such Calendar Quarter. All payments due under this Section 5.12 shall be made by bank wire transfer in immediately available funds to an account designated by Nimble.

5.13 Milestone and Royalty Payments for Replacement Targets. Notwithstanding anything to the contrary, if Target 1 or any Option Target is replaced under this Agreement, the Replacement Target for Target 1 or such Option Target, as applicable shall be deemed to be Target 1 or such Option Target with respect to any unpaid milestones and royalties after the designation of such Replacement Target, as applicable, for the purpose of Sections 5.5, 5.6, 5.7, 5.8, 5.9, 5.10 and 5.12.

5.14 Licensing Consideration.

5.14.1 For each Collaboration Target, Rayze shall pay to Nimble a portion of the Licensing Consideration received by Rayze, as calculated by multiplying the applicable percentage set forth in the table below by the Licensing Consideration received by Rayze within [***] after entering the applicable License Agreement (such payment, the “Licensing Payment”). The applicable percentage will be determined by the date on which Rayze enters into the applicable License Agreement for such Collaboration Target as described below:

Date of Entry into License Agreement	Percentage of Licensing Consideration
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%

5.14.2 Rayze shall provide to Nimble a copy of the applicable License Agreement together with the Licensing Payment solely for Nimble to verify the amounts of Licensing Payments payable to Nimble hereunder.

5.15 Audits. Rayze shall keep, and shall cause its Affiliates and Licensees to keep, complete and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under Article 5. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [***] period from the date of each report provided pursuant to Section 5.12.6. Upon at least [***] notice, Rayze shall permit an independent nationally recognized certified public accounting firm (e.g., Big four accounting firm) (subject to obligations of confidentiality to Rayze), appointed by Nimble and reasonably acceptable to Rayze, to inspect the financial records of Rayze, its Affiliates and Licensees to the extent relating to payments to Nimble under Article 5; provided that such inspection shall not occur more often than once per Calendar Year. Any inspection conducted under this Section 5.15 shall be at the expense of Nimble, unless such inspection reveals any underpayment of the amounts due hereunder for the audited period by at least [***] percent ([***]%), in which case the full costs of such inspection for such period shall be borne by Rayze. Any underpayment shall be paid by Rayze to Nimble within [***], and any overpayment shall be credited against future amounts due by Rayze to Nimble. For clarity, such accounting firm may disclose to Nimble whether the reports and payments by Rayze under this Agreement were correct or not and the amount of any discrepancy.

5.16 Tax Matters. Each Party will make all payments to each other under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment. Any withholding of Taxes levied by tax authorities on the payments hereunder, solely to the extent triggered by any action of Rayze, including the assignment of this Agreement (in whole or in part) by Rayze or the redomiciliation of Rayze (but for clarity, not to the extent triggered by a change of Applicable Law) shall be borne by Rayze, and the sums otherwise payable by Rayze hereunder will be increased to the extent necessary to ensure that, after such deduction or withholding, Nimble receives, free from liability for such deduction or withholding, a net amount equal to the amount Nimble would have received in the absence of such required deduction or withholding. All other Taxes on the payments hereunder shall be the responsibility of Nimble and Rayze shall deduct from the sums otherwise payable by Rayze hereunder the amount of any such Taxes that it is required to withhold from such payments. Each Party agrees to cooperate with the other Party in the event the other Party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force.

5.17 Late Payments. Without limiting either Party’s remedies under this Agreement, any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to [***] percentage points above the per-annum prime rate as published by The Wall Street Journal (U.S., Eastern Edition), or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue, calculated on the number of days such payment is delinquent. Where the late payment is caused by the Party that is owed the payment, including for reasons such as failure to communicate in a timely manner changes to bank details, or failure to respond to communications from the Party owing the payment regarding the interpretation or dispute of the terms of such payment, then no interest will be payable by the Party owing the payment.

5.18 Currency Conversion. All payments made under this ARTICLE 5 shall be made in Dollars. With respect to Net Sales of Program Products invoiced in a currency other than Dollars, such amounts and the royalty amounts payable under this Agreement shall be expressed in Dollars calculated using Rayze’s standard conversion method consistent with GAAP in a manner consistent with Rayze’s customary and usual conversion procedures used to prepare its audited financial statements for external reporting purposes.

5.19 Blocked Payments. In the event that, by reason of Applicable Laws in any country, it becomes impossible or illegal for a Party or its Affiliate, or Licensee to transfer, or have transferred on its behalf, payments to the other Party, such Party shall promptly notify the other Party of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***], in a recognized banking institution selected by such Party or its Affiliate, or Licensee, as the case may be, and identified in a notice given to the other Party.

ARTICLE 6

EXCLUSIVITY; LICENSES

6.1 Exclusivity. Except pursuant to this Agreement, during the applicable Exclusivity Period for a Collaboration Target, neither Nimble nor any of its Affiliates shall (a) alone or with or for any Third Party, Develop, Manufacture or Commercialize in the Field any Binding Peptide for such Collaboration Target, or (b) grant a license or sublicense to, or otherwise assist or contract with any Third Party, to Develop, Manufacture or Commercialize in the Field any Binding Peptide for such Collaboration Target (the “Exclusivity Obligations”). For clarity, Nimble or its Affiliates shall have the right to undertake peptide discovery activities utilizing the Nimble Platform Technology (including any improvements, enhancements and modifications thereto), whether alone or with or for any Third Party, that (i) are not directed towards, and not intended to identify peptides that interact with such Collaboration Target, and (ii) are intended to identify peptides that interact with one or more biological or other targets other than wild type such Collaboration Target, and such activities will not constitute a breach of the Exclusivity Obligations.

6.1.1 Notwithstanding anything to the contrary, in the event of any Change of Control of Nimble, the Person engaged in the Change of Control event with Nimble and its Affiliates [***] for purposes of this Section 6.1 and [***], provided, that, and only so long as, (a) [***] is used by such other Person or its Affiliates, and (b) [***] is used by such other Person or Affiliates for activities that would [***].

6.1.2 For each Collaboration Target, the Exclusivity Obligations shall commence on the Research Program Start Date for the Research Program for such Collaboration Target and shall continue until the earlier of: (a) [***] for a Program Product for such Collaboration Target or (b) the expiration or termination of this Agreement with respect to such Collaboration Target (the “Exclusivity Period”).

6.2 License Grant to Rayze. Subject to the terms and conditions of this Agreement, Nimble hereby grants to Rayze a non-exclusive, sublicensable (solely to the extent permitted pursuant to Section 6.4) license to Nimble Technology solely to the extent necessary to make, have made, use, sell, offer for sale, export, import and fully exploit Program Molecules and Program Products, in the Field in the Territory; provided, however, that: (a) the license shall not include any right with respect to any molecule proprietary to Nimble or discovered using the Nimble Technology that is not a Program Molecule; and (b) Rayze does not have the right under the license granted to Rayze under this Section 6.2 to practice the Nimble Platform Technology.

6.3 License Grant to Nimble. Subject to the terms and conditions of this Agreement, Rayze hereby grants to Nimble a non-exclusive, royalty-free, worldwide license to Rayze Technology solely for the purpose of Nimble’s performance of its assigned activities under each Research Plan for each Research Program. The foregoing license shall be sublicensable to Nimble’s Affiliates and subcontractors to the extent such Affiliates and subcontractors are performing any of Nimble’s assigned activities under each Research Plan; provided that Rayze has approved such subcontractors in advance in accordance with Section 2.7.2.

6.4 Sublicenses. Subject to the terms and conditions of this Agreement, Rayze shall have the right to grant sublicenses under the license granted to Rayze pursuant to Section 6.2 to its Affiliates and Licensees. Any and all sublicenses shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement applicable to sublicensees. Rayze shall be responsible for ensuring the compliance of its sublicensees with all obligations owed to Nimble under this Agreement.

6.5 No Implied Licenses; Retained Rights. Each Party acknowledges that the licenses granted under this Article 6 are limited to the scope expressly granted, and all other rights to Patents and Know-How licensed hereunder are expressly reserved to the Party granting the license to such Patents or Know-How. Without limiting the foregoing, it is understood that where an exclusive license under Patents or Know-How is granted to a Party under this Article 6 for a particular purpose, the Party granting such license retains all of its rights to such Patents or Know-How for all purposes not expressly licensed.

6.6 Rights in Bankruptcy. The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law. All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction. Each Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain the intellectual property from another entity. In the event of the commencement of a bankruptcy proceeding by or against a Party (the “Bankruptcy Party”) under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in such other Party’s possession, shall be promptly delivered to it upon such other Party’s written request (a) upon commencement of a bankruptcy proceeding, unless the Bankruptcy Party continues to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) because the Bankruptcy Party continues to perform, upon the rejection of this Agreement by or on behalf of the Bankruptcy Party. Unless and until the Bankruptcy Party rejects this Agreement, the Bankruptcy Party shall perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to the other Party, and shall not interfere with the rights of the other Party to such intellectual property, including the right to obtain the intellectual property from another entity. In the case of an insolvency that is governed by non-U.S. bankruptcy law, the Parties agree that, to the extent not prohibited by the applicable insolvency law, each Party will be entitled to at least the same rights and protections afforded by the U.S. Bankruptcy Code, including survival of the licenses granted hereunder even if the Bankruptcy Party revokes or terminates this Agreement and a copy of the embodiments of such intellectual property, without conditions other than any legally required payment of royalties.

ARTICLE 7

CONFIDENTIALITY; PUBLICATIONS AND PRESENTATIONS

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, during the Term and for a period of [***] following termination or expiration thereof (provided that with respect to any such Confidential Information which constitutes a trade secret of such Party, such obligations shall continue for so long as Confidential Information remains a trade secret), each Party will be obligated to keep confidential and not publish or otherwise disclose to a Third Party, and not to use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of a Party’s obligations, or the exercise of such Party’s rights under, this Agreement. The confidentiality and non-use obligations with respect to a Party’s Confidential Information in this Section 7.1 will not include any information that:

7.1.1 is or becomes part of the public domain through no wrongful act, fault or negligence on the part of the Receiving Party;

7.1.2 can be demonstrated by competent proof to have been in the Receiving Party’s possession prior to initial disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

7.1.3 is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

7.1.4 has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party in breach of its contractual obligations to the Disclosing Party; or

7.1.5 can be demonstrated by competent proof to have been independently developed (outside the scope of this Agreement) by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

7.2 Authorized Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:

7.2.1 made in response to a valid order of a court or other governmental authority or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

7.2.2 made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval for the Program Products as permitted by this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

7.2.3 made by or on behalf of the Receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent as permitted by this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

7.2.4 made by the Receiving Party to its attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, existing or prospective investors, prospective acquirers, or other Third Parties as may be necessary or useful in connection with exploitation of Program Products as contemplated by this Agreement or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party set forth herein.

7.3 Injunctive Relief. Each Party, as a Receiving Party, acknowledges and agrees that due to the unique nature of a Disclosing Party’s Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder and that any such breach may allow a Receiving Party or Third Parties unfairly to compete with the Disclosing Party, resulting in irreparable harm to the Disclosing Party. Therefore, notwithstanding the provisions of Section 13.1, the Parties agree that upon any such breach or any imminent threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief at the Disclosing Party’s option in either (a) a court of competent jurisdiction where such Disclosing Party resides, or (b) as provided in Section 13.1, as applicable, in addition to whatever remedies it might have at law in connection with any breach or enforcement of a Receiving Party’s obligations hereunder for the unauthorized use or release of any such Confidential Information.

7.4 Press Releases and Other Public Statements. Both Parties shall keep the terms of this Agreement confidential and such terms shall be treated as Confidential Information of both Parties in accordance with this Article 7, except that Rayze may make the publications and presentations described in Section 7.5 on the terms set forth therein, and each Party may (a) issue a public announcement of the execution of this Agreement in the form mutually agreed by the Parties attached hereto as Schedule 7.4; (b) disclose the terms of the Agreement to existing or prospective collaboration partners, Licensees, advisors, shareholders, investors and acquirors, provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to the terms of this Agreement substantially similar to the obligations of confidentiality and non-use of the Receiving Party set forth herein (with a duration of confidentiality that is no less than five (5) years from the date of disclosure); or (c) as necessary as required by rules of any stock exchange or as part of any listing of the securities of Nimble or Rayze on any stock exchange. Neither Party will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other’s written consent and entering into appropriate trademark or housemark licenses, as applicable. Any public announcement to be made in accordance with this Section 7.4 will be provided by the publishing Party to the other Party at least [***] days prior to its scheduled release; provided, that if the Party proposing such public announcement cannot provide the reviewing Party with [***] days’ notice due to extraordinary circumstances, such Party will use reasonable efforts to provide the reviewing Party with the proposed public statement for comment at least forty-eight (48) hours before release.

7.5 Publications by Rayze. Subject to Section 7.5.1, as between the Parties, Rayze shall control all publications relating to the Development, Manufacture or Commercialization of Program Molecules or Program Products, after each Research Term, which publications shall not require the prior written approval of Nimble (provided that in doing so, Rayze shall maintain the confidentiality of Nimble’s Confidential Information in accordance with Sections 7.1 and 7.2).

7.5.1 If Rayze or its employees or consultants (such as clinical investigators) wish to publish or publicly present any information about a Program Molecule, Program Product or the results of any activities relating to each Research Plan or the research or development of a Program Molecule or Program Product, which publication contains any of Nimble’s Confidential Information, it shall deliver to Nimble a copy of the proposed written publication or an outline of an oral disclosure at least [***] ([***] in the case of abstracts) prior to submission for publication or presentation. Nimble shall respond in writing promptly and in no event later than [***] ([***] in the case of abstracts) after receipt of the proposed material, and may have the right to propose modifications to the publication or presentation for confidentiality reasons, or request a reasonable delay in publication or presentation in order to protect patentable information. If Nimble requests a delay to protect patentable information, Rayze shall delay submission or presentation for a period not to exceed [***] to enable relevant patent applications to be filed. Upon expiration of such [***], Rayze will be free to proceed with the publication or presentation. If Nimble reasonably requests modifications to the publication or presentation to prevent disclosure of Nimble Confidential Information, Rayze shall edit such publication to prevent the disclosure of such information prior to submission of the publication or presentation.

7.5.2 Once a publication or presentation has met the requirements of Section 7.5.1, Rayze may use the information contained in the publication or presentation without seeking further review by Nimble.

7.5.3 Rayze will ascribe authorship of any proposed publication using accepted standards used in peer-reviewed, academic journals at the time of the proposed publication.

7.5.4 Each publication made in accordance with this Section 7.5 shall not be a breach of the confidentiality provisions contained in Section 7.1.

7.6 Residual Information. Notwithstanding anything to the contrary in this Agreement, the Parties shall be free to use Residual Information for any purpose, including use in research, development and manufacture of their own products. “Residual Information” means the Confidential Information disclosed under this Agreement, including any generalized know-how, or skills gained or learned during the course of each Research Program, that is mentally retained in the unaided memories of the receiving Party’s and its Affiliates’ employees.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1 Pre-Existing Patents and Know-How. Nimble shall retain all of its right, title and interest in, to and under Patents (“Nimble Existing Patents”) and Know-How (“Nimble Existing Know-How”) solely owned by Nimble and existing prior to the Effective Date (collectively, the “Nimble Existing Technology”), and Rayze shall retain all of its rights, title and interest in, to and under Patents (“Rayze Existing Patents”) and Know-How (the “Rayze Existing Know-How”) solely owned by Rayze and existing prior to the Effective Date (collectively, the “Rayze Existing Technology”), except to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement.

8.1.2 Ownership by Rayze. Rayze shall be the sole owner of all right, title and interest in and to any Know-How (whether or not patentable) (“Rayze Arising Know-How”) and Patents claiming such Know-How (“Rayze Arising Patents”) first invented, discovered, created or developed as a result of the conduct of activities under the Research Program during the Research Term whether solely by or on behalf of either Party or jointly by or on behalf of the Parties, except to the extent constituting or claiming Nimble Platform Technology or any improvement, enhancement or modification thereto. Nimble will and does hereby assign to Rayze all its right, title and interest in and to any Rayze Arising Patents and Rayze Arising Know-How.

8.1.3 Ownership by Nimble. Nimble shall be the sole owner of all right, title and interest in and to any Know-How (whether or not patentable) (“Nimble Arising Know-How”) and Patents claiming such Know-How (“Nimble Arising Patents”) first invented, discovered, created or developed as a result of the conduct of activities under the Research Program during the Research Term whether solely by or on behalf of either Party or jointly by or on behalf of the Parties to the extent constituting or claiming Nimble Platform Technology or any improvement, enhancement or modification thereto. Rayze will and does hereby assign to Nimble all its right, title and interest in and to any Nimble Arising Patents and Nimble Arising Know-How.

8.1.4 Assignment Obligation. Each Party shall cause all employees, independent contractors, consultants and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide a license, preferably exclusive, under) their rights in and to any Know-How and all intellectual property rights therein to such Party (or to an entity that is obligated to assign such rights to such Party), except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license). Further, each Party acknowledges and agrees that it will not intentionally take any action or make any statement that contradicts or negates any such assignment of Know-How or intellectual property rights by its employees, independent contractors, consultants or others who perform activities for such Party under this Agreement.

8.2 Prosecution, Maintenance and Defense.

8.2.1 Prosecution and Maintenance” or “Prosecute and Maintain,” means, with respect to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as any post-grant proceedings, ex parte and inter partes, including re-examinations, reissues, applications for patent term extensions, interferences, derivation proceedings, inter partes review, oppositions, litigations, arbitrations and other similar proceedings, with respect to that Patent.

8.2.2 Rayze Arising Patents. As of the Effective Date and throughout the Territory, Rayze shall have the first right, but not the obligation, to Prosecute, and Maintain each of the Rayze Arising Patents. Rayze may elect to abandon the Prosecution or Maintenance of any Rayze Arising Patent, in which event Rayze will give reasonable notice to Nimble (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Rayze Arising Patent in the relevant patent office), and Nimble shall, upon receipt of such notice, have the right, but not the obligation, to assume and thereafter direct the Prosecution and Maintenance of such Rayze Arising Patent at its own cost and expense. The Patent Liaison for the Party responsible for the Prosecution and Maintenance of the Rayze Arising Patents as set forth in this Section 8.2.2 (the “Controlling Party”) shall keep the other Party’s Patent Liaison reasonably informed on a regular basis regarding, and provide with reasonable opportunity to comment and consult on, all such activities in respect of the Controlling Party’s activities as described in this Section 8.2.2.

8.2.3 Patent Costs. During the Term, except as provided in Section 8.2.2, Rayze shall pay all Patent Costs with respect to the Rayze Arising Patents.

8.2.4 Rayze Existing Patents. Rayze shall have the sole right, but not the obligation, to pursue and direct, at its own cost and discretion, the Prosecution and Maintenance of Rayze Existing Patents and shall have no obligation to keep Nimble informed with respect to such activities.

8.2.5 Nimble Patents. Nimble shall have the sole right, but not the obligation, to pursue and direct, at its own cost and discretion, the Prosecution and Maintenance of Nimble Existing Patents and Nimble Arising Patents and shall have no obligation to keep Rayze informed with respect to such activities.

8.2.6 Cooperation. The Party that is not the Controlling Party will cooperate with the other Party, including furnishing a power of attorney, inventor declaration, inventor affidavit, consent, assignment, and other commercially reasonable documentation, to allow such preparation, prosecution, maintenance or defense activities to be carried out effectively and expeditiously.

8.3 Enforcement Rights

8.3.1 Notification of Infringement. If either Party learns of any infringement or threatened or suspected infringement, or misappropriation or threatened or suspected misappropriation, of any Nimble Technology or Rayze Technology by the manufacture, use, development or commercialization by a Third Party of a product that competes with a Program Product (each an “Infringement”), such Party shall promptly provide notice to the Patent Liaisons describing such Infringement as quickly as possible and in no event later than [***] after learning of the Infringement.

8.3.2 Enforcement and Recoveries.

(a) The Controlling Party shall have the initial right, but not the obligation, to pursue and direct enforcement of and to defend third-party challenges to the validity the applicable Rayze Arising Patent. The Controlling Party will keep the other Party reasonably informed through the Patent Liaisons on a regular basis regarding, and provide such other Party with reasonable opportunity to consult and comment on, all enforcement activities in respect of the applicable Rayze Arising Patent. The non-Controlling Party shall have the right, to the extent permitted by Applicable Laws and procedural rules to join, at its own cost and using its own counsel, as a party to the enforcement actions included in such enforcement activities. Any damages or other monetary awards recovered from the settlement of or judgment from such enforcement actions shall be allocated first to reimburse the Parties for the costs and expenses incurred by it in connection with such enforcement actions. Any amounts remaining will be retained by the Controlling Party, provided that if Rayze is the Controlling Party than such remaining amounts will be deemed Net Sales and Rayze will pay Nimble royalties on such deemed Net Sales pursuant to Section 5.12.

(b) Rayze shall have the sole right, but not the obligation, to pursue and direct, at its own cost, enforcement of Rayze Existing Patents. Any damages or other monetary awards recovered from the settlement of or judgment from such enforcement actions shall be allocated to Rayze.

(c) Nimble shall have the sole right, but not the obligation, to pursue and direct, at its own cost, enforcement of Nimble Existing Patents and Nimble Arising Patents. Any damages or other monetary awards recovered from the settlement of or judgment from such enforcement actions shall be allocated to Nimble.

8.3.3 Cooperation. If the Controlling Party brings an enforcement action or proceeding in accordance with Section 8.3.2, then the other Party shall cooperate as reasonably requested in the pursuit of such enforcement action, including if necessary by joining as a party to any such enforcement action for which it is a necessary or indispensable party or taking such other actions as are necessary for standing, furnishing a power of attorney, or for the Controlling Party to otherwise maintain or pursue such enforcement action effectively and expeditiously.

8.3.4 Settlement with a Third Party. The Controlling Party that is controlling an enforcement action shall also have the right to control the settlement of such enforcement action; provided, the Controlling Party shall not admit the unenforceability or invalidity of Patents Controlled by the other Party without such other Party’s prior written consent.

8.4 Infringement Claims by Third Parties.

8.4.1 Notice; Control. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that any Development, Manufacture or Commercialization or other activities with respect to any Program Molecule or Program Product infringes or misappropriates or may infringe or misappropriate the intellectual property rights of such Third Party (a “Third Party Infringement Claim”). Rayze shall have the sole right to control the defense of the Third Party Infringement Claim at its sole cost and expense.

8.4.2 Cooperation; Settlement. Rayze shall keep Nimble reasonably informed of all material developments in connection with any Third Party Infringement Claim through the Patent Liaisons. Rayze shall provide Nimble with copies of all pleadings filed in any suit or proceeding relating to such Third Party Infringement Claim. Rayze may enter into a settlement or compromise of any Third Party Infringement Claim, provided, that if such settlement or compromise would admit liability on the part of Nimble or any of its Affiliates or would otherwise have a material adverse effect on the rights or interests of Nimble or its Affiliates, then Rayze shall not enter into such settlement or compromise without the prior written consent of Nimble, such consent not to be unreasonably withheld, delayed or conditioned. Any counterclaims of Infringement shall be handled as set forth in Section 8.3.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 9, shall remain in effect until it expires (the “Term”) as follows:

9.1.1 on a Program Product-by-Program Product and country-by-country basis, this Agreement shall expire on the date of the expiration of all applicable Royalty Terms with respect to such Program Product in any country within a country; and

9.1.2 this Agreement shall expire in its entirety upon the expiration of all applicable Royalty Terms with respect to all Program Products in all countries in the Territory.

9.2 Termination for Cause. In addition to any other remedies conferred by this Agreement or by Applicable Law or in equity, either Party may terminate this Agreement if there is an uncured material breach of this Agreement by the other Party. To exercise its termination rights under this Section 9.2, the non-breaching Party shall provide to the breaching Party with written notice, identifying the material breach in reasonable detail and whether the non-breaching Party is intending to terminate this Agreement. If such breaching Party, upon receiving such written notice identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days after the date of such notice of breach is received (or within thirty (30) days in the case of a breach of a payment obligation hereunder), then this Agreement shall terminate.

9.3 Termination by Rayze for Convenience. Rayze shall have the right, at its sole discretion, exercisable at any time to terminate this Agreement in its entirety upon ninety (90) days prior written notice to Nimble hereunder.

9.4 Termination for Insolvency. Either Party may terminate this Agreement in its entirety, effective immediately upon written notice to the other Party if, at any time such other Party (or any Affiliate that controls such Party) (a) files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization (except for solvent reorganization or solvent reconstruction) or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, (b) proposes a written agreement of composition or extension of substantially all of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not be dismissed within ninety (90) days after the filing thereof, (d) proposes to be a party to any dissolution or liquidation, (e) admits in writing its inability generally to meet its obligations as they fall due in the general course or (f) makes an assignment of substantially all of its assets for the benefit of creditors.

ARTICLE 10

EFFECTS OF EXPIRATION OR TERMINATION

10.1 Accrued Obligations. Expiration or termination of this Agreement (in whole or in part) for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any early termination of this Agreement preclude either Party from pursuing any and all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

10.2 Reversion. Upon termination, but not expiration, of this Agreement for any reason:

10.2.1 all licenses granted by either Party to the other Party under Article 6 shall terminate;

10.2.2 Rayze shall not, and shall cause its Affiliates and Licensees to not, use or practice any Rayze Arising Technology in connection with the Development, Manufacture or Commercialization of any Program Molecule or Program Product;

10.2.3 Rayze shall assign, and hereby does assign effective upon the effective date of termination, to Nimble all of Rayze’s right, title and interest in and to the Rayze Arising Technology;

10.2.4 Rayze shall grant, and hereby does grant effective upon the effective date of termination, to Nimble an exclusive (even as to Rayze), irrevocable, perpetual license (with the right to sublicense through multiple-tiers) under all Know-How and Patents Controlled by Rayze or its Affiliates that were generated or practiced in the course of the Development, Manufacture or Commercialization of any Program Molecule to make, have made, use, sell offer for sale, export, import and fully exploit Program Molecules in the Territory; and

10.2.5 Rayze shall provide to Nimble copies of all material reports and data obtained or generated by or on behalf of Rayze, its Affiliates or its Licensees that relate to Program Molecules, within sixty (60) days after such termination, and Nimble shall have the right to use any such information in developing, manufacturing and commercializing Program Molecules, and to license any Third Parties to do so.

10.3 Return of Confidential Information. At the written request of the Disclosing Party promptly following the termination of this Agreement, the Receiving Party shall (and shall cause its Affiliates and their respective representatives to) return to the Disclosing Party or destroy all originals of documents (in paper or electronic form) and physical materials then in its possession, and copies thereof, containing Confidential Information received from the Disclosing Party and constituting its Confidential Information, and destroy all documents and other materials that it created including any such Confidential Information; provided, that the Receiving Party may retain in confidence (a) one (1) archival copy of the Confidential Information in its legal files solely to permit the Receiving Party to determine compliance with its obligations hereunder; (b) any portion of the Confidential Information of the other Party which is contained in the Receiving Party’s laboratory notebooks; (c) any portion of the Confidential Information of the other Party which a Receiving Party is required by Applicable Law to retain; and (d) any Confidential Information that the Receiving Party has the right to continue to use after the date of the Disclosing Party’s request after termination or expiration of this Agreement, as applicable. Notwithstanding the return or destruction of the documents and tangible items described above, the Parties will continue to be bound by their obligations under Article 7.

10.4 Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1 (to the extent necessary to give effect to the surviving provisions), Article 5 (with respect to payment obligations accruing prior to the effective date of expiration or termination of this Agreement), Section 6.5, Article 7 (for the period set forth therein), Section 8.1, Article 10, Section 11.4, Article 12, Article 13 and Article 14.

10.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law shall remain available to the Parties except as set forth herein.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES AND COVENANTS

11.1 Mutual Representations, Warranties and Covenants. Each Party represents and warrants to the other Party, as of the Effective Date and thereafter as of the date of each respective Replacement Target or Other Target, as applicable, as follows:

11.1.1 such Party is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority and legal right to enter into this Agreement and to carry out the provisions hereof;

11.1.2 such Party has the right to grant the licenses to the other Party purported to be granted pursuant to this Agreement;

11.1.3 such Party has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with the terms and conditions hereof;

11.1.4 such Party has received all necessary licenses and certificates with respect to facilities within such Party’s ownership or control sufficient to allow such Party to conduct the activities assigned to such Party under each Research Plan, and such Party is in compliance with the requirements of such licenses and certificates;

11.1.5 the execution, delivery and performance of this Agreement by such Party (a) will not constitute a default under, or conflict with, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, (b) violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and (c) is not prohibited or limited by, and shall not result in the breach of or a default under, any provision of the certificate or articles of incorporation or bylaws of such Party;

11.1.6 it is not and will not be required to give any notice to any governmental authority or obtain any approval in connection with the execution and delivery of this Agreement;

11.1.7 such Party and its Affiliates have not employed and during the Term, will not employ or use in any capacity the services of any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent). Such Party shall notify the other Party in writing immediately if any such debarment occurs or comes to its attention and shall promptly remove any person or entity so disbarred from performing ay activities related to this Agreement;

11.1.8 such Party and its Affiliates performing activities under this Agreement has in place or will have in place prior to its conduct of its activities under the Agreement a written agreement with its employees and other personnel it appoints to perform such activities hereunder to ensure that such Party has sufficient ownership or license rights to any Arising Technology invented, discovered, created or developed by such Party to grant the rights to the other Party as required to be granted under this Agreement;

11.1.9 such Party shall perform its obligations under this Agreement in accordance with Applicable Law and shall promptly notify the other Party in writing if it has information to suggest or if it suspects that there may be a violation of Applicable Law in connection with this Agreement; and

11.1.10 such Party shall, and shall cause its Affiliates and its and their respective subcontractors and Licensees to, conduct all activities undertaken pursuant to this Agreement in accordance with Applicable Law.

11.2 Representations and Warranties of Nimble. Nimble represents and warrants to Rayze, as of the Effective Date with respect to Target 1, and thereafter as of the date of each respective Replacement Target or Other Target, as applicable, as follows:

11.2.1 Nimble solely owns and Controls the Nimble Existing Patents and Nimble Existing Know-How;

11.2.2 Nimble has the rights to grant the licenses to the Nimble Technology granted to Rayze pursuant to this Agreement;

11.2.3 The Not Available List made available to the Gatekeeper is complete and accurate;

11.2.4 Nimble has not entered into any agreement that would conflict with the rights and licenses granted or required to be granted to Rayze in this Agreement and has not granted, and will not grant, assign or otherwise transfer any right to any Third Party that would conflict with the rights granted to Rayze hereunder; and

11.2.5 no claim or litigation has been brought or threatened in writing by any Person against Nimble (a) alleging that any Nimble Existing Patents are invalid or unenforceable; or (b) alleges the use or practice of the Nimble Technology infringes or misappropriates the intellectual property rights of a Third Party.

11.3 Representations and Warranties of Rayze. Rayze represents and warrants to Nimble, as of the Effective Date, as follows:

11.3.1 Rayze has sufficient funding and resources to carry out its obligations under this Agreement.

11.4 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, AND BOTH PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification.

12.1.1 Indemnification by Nimble. Nimble hereby agrees to indemnify, defend and hold harmless Rayze and its Affiliates and their respective directors, officers, employees and agents, and the respective successors and assigns any of the foregoing (“Rayze Indemnitees”), from and against any and all suits, claims, actions, demands, losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Losses”) asserted by a Third Party to the extent arising from (a) any inaccuracy as of the date when made of any of Nimble’s representations and warranties hereunder, (b) a Nimble Indemnitee’s breach of this Agreement, negligence or willful misconduct, or (c) a Nimble’s or any of the Nimble Indemnitees’ failure to abide by any Applicable Law, except to the extent such Losses arise out of the conduct described in Section 12.1.2 (a) – (d) below.

12.1.2 Indemnification by Rayze. Rayze hereby agrees to indemnify, defend and hold harmless Nimble and its Affiliates and their respective directors, officers, employees and agents, and the respective successors and assigns of any of the foregoing (“Nimble Indemnitees”), from and against any and all Losses asserted by a Third Party to the extent arising from (a) any inaccuracy as of the date when made of any of Rayze’s representations and warranties hereunder, (b) a Rayze Indemnitee’s breach of this Agreement, negligence or willful misconduct, (c) a Rayze’s or any of the Rayze Indemnitee’s failure to abide by any Applicable Law, or (d) the Development, Manufacture, Commercialization, or other exploitation of the Program Molecules and Program Products by Rayze pursuant to this Agreement, except to the extent such Losses arise out of the conduct described in Section 12.1.1(a) – (c) above.

12.1.3 Indemnification Procedures. Upon becoming aware or receipt of notice of any Third Party claim that may be subject to indemnification by the other Party (the “Indemnifying Party”) under this Section 12.1, any Rayze Indemnitee or any Nimble Indemnitee (each, an “Indemnitee”), as the case may be, shall promptly notify the Indemnifying Party in writing. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any action for which indemnification is sought, and if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof. The Indemnifying Party may settle any action, claim or suit for which the Indemnitee is seeking indemnification; provided that the Indemnifying Party shall first give the Indemnitee advance notice of any proposed compromise or settlement and such Indemnitee provides prior written approval, such approval not to be unreasonably withheld. The Parties and their employees shall cooperate fully with each other and their legal representatives in the investigation, defense, prosecution, negotiation or settlement of any such claim or suit. Each Party’s indemnification obligations under this Article 12 shall not apply to amounts paid by an Indemnitee in settlement of any action with respect to a Third Party claim, if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. In no event shall the Indemnifying Party settle or abate any Third Party claim in a manner that would diminish the rights or interests of the Indemnitee, admit any liability on the part of the Indemnitee, or obligate the Indemnitee to make any payment, take any action, or refrain from taking any action, without the prior written approval of the Indemnitee.

12.2 Insurance.

12.2.1 Nimble’s Insurance Obligations. Nimble shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are determined to be advisable by Nimble, based on advice from insurance professionals, for companies of similar size and with similar resources for the activities to be conducted by it under this Agreement taking into account the scope of the activities for which Nimble is responsible hereunder. Nimble shall furnish to Rayze evidence of such insurance, upon request.

12.2.2 Rayze’s Insurance Obligations. Rayze shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are determined to be advisable by Rayze, based on advice from insurance professionals, for companies of similar size and with similar resources for the activities to be conducted by it under this Agreement taking into account the scope of the activities for which Rayze is responsible hereunder.    Rayze shall furnish to Nimble evidence of such insurance or self-insurance, upon reasonable request.

12.3 LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.1 OR A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7, NEITHER NIMBLE NOR RAYZE, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, LOST PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Dispute Resolution. Except as provided in Section 3.4 with respect to any matter for which a Party has a final-decision making authority as expressly provided herein, any dispute arising out of or relating to the Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to the following provisions:

13.1.1 In the event a Dispute arises, the Parties agree that they shall attempt in good faith to resolve the Dispute by negotiation between Rayze’s Chief Executive Officer and Nimble’s Chief Executive Officer (or their respective designee with power and authority to resolve such dispute) (each, a “Senior Executive”). Either Party may refer a Dispute to the applicable Senior Executive of the other Party by serving notice that such Dispute has arisen and demand that negotiations commence. If the Senior Executives of both Parties are unable for any reason to resolve a Dispute within [***] days of service of the notice, either Party shall have the right to institute litigation in accordance with Section 14.1.

13.1.2 Injunctive Relief. Notwithstanding anything to the contrary, nothing in this Agreement will preclude either Party from seeking equitable relief or interim or provisional relief from any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute if necessary to protect the interests of such Party or to preserve the status quo. For the avoidance of doubt, nothing in this Section 13.1.2 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 9.2.

13.1.3 Patent Disputes. Notwithstanding anything to the contrary in this Agreement, any dispute, controversy or claim relating to the validity, scope, enforceability, inventorship, or ownership of intellectual property rights shall be submitted to a court of competent jurisdiction in the country in which such intellectual property rights were granted or arose.

ARTICLE 14

MISCELLANEOUS

14.1 Governing Law; Jurisdiction; Venue; Service. This Agreement and any Dispute shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of laws principles. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. Except as set forth in Sections 13.1.2 and 13.1.3, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the Borough of Manhattan, New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree to not commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts located in the Borough of Manhattan, New York and hereby further irrevocably and unconditionally waive and agree to not plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

14.2 Assignment; Change of Control. This Agreement shall not be assignable by either Party in whole or in part to any Third Party without the prior written consent of the other Party hereto, not to be unreasonably withheld. Notwithstanding the foregoing, (a) either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with a Change of Control of such Party and (b) either Party may assign this Agreement and its rights and obligations hereunder to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

14.3 Force Majeure. Each Party shall be excused from the performance of their obligations under this Agreement (other than such Party’s obligations to make any payment to the other Party under this Agreement) to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing Party takes reasonable efforts to remove the condition, for up to a maximum of [***], after which time the Parties will negotiate in good faith any modifications of the terms and conditions of this Agreement that may be necessary to arrive at an equitable solution. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any Force Majeure.

14.4 Notices Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be personally delivered or sent by a nationally recognized private express courier, or by first class mail (registered or certified) to the respective Parties as set forth below. Notices will be deemed effective (a) the next day if sent by courier; or (b) [***] Business Days after deposit, postage prepaid, if mailed. Either Party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 14.4.

If to Rayze:

RayzeBio, Inc.

9880 Campus Point Dr., Suite 410

San Diego, CA 92121

Attention: CEO

With a copy (which shall not constitute notice to):

RayzeBio, Inc.

9880 Campus Point Dr., Suite 410

San Diego, CA 92121

Attention: Finance

If to Nimble:

Nimble Therapeutics, Inc.

603 Science Dr.

Madison, WI 53711

Attention: CEO

With a copy (which shall not constitute notice to):

Nimble Therapeutics, Inc.

603 Science Dr.

Madison, WI 53711

Attn: Corporate Development

14.5 Export Clause. Each Party acknowledges that the Laws and regulations of the United States and other applicable Laws restrict the export and re-export of certain commodities and technical data. Each Party agrees that it will not export or re-export restricted commodities or technical data of the other Party in any form without the appropriate United States or foreign government licenses.

14.6 Waiver. The terms and conditions of this Agreement may be waived or released only by a written instrument executed by the Party or Parties waiving or releasing compliance. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

14.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.

14.8 Entire Agreement. This Agreement, together with (a) the Schedules attached hereto and (b) each Research Plan as may be agreed by the Parties during the Option Term in accordance with Article 2, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the CDA, and all information exchanged between the Parties under the CDA shall be considered Confidential Information exchanged hereunder upon the Effective Date. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of both Parties.

14.9 Independent Contractors. Nothing herein shall be construed to create a partnership, or any relationship of employer and employee, agent and principal, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party, and neither Party shall represent that it has such authority. Neither Party shall report the transactions and undertakings contemplated by this Agreement as a partnership for United States federal income tax purposes unless required pursuant to a “final determination” as defined in Section 1313 of the United States Internal Revenue Code.

14.10 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

14.11 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

14.12 Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule hereto, the terms and conditions of this Agreement shall control. The Parties understand and agree that the Schedules hereto are not intended to be the final and complete embodiment of any terms or conditions of this Agreement, and are to be updated from time to time during the Term, as appropriate and in accordance with the provisions of this Agreement.

14.13 Counterparts. This Agreement may be executed and delivered (including by PDF or any other electronically transmitted signatures) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.14 No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties, their respective permitted successors and assigns, and is not for the benefit of, nor many any provision hereof be enforced by, any other Person.

14.15 Interpretation. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms. The word “any” will mean “any and all” unless otherwise clearly indicated by context. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person will be construed to mean the Person’s successors and assigns (after any such succession or assignment), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) the word “or” will be interpreted to mean “and/or”, (f) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Schedules of this Agreement, and (g) the words “include” and “including” will be interpreted to mean “include without limitation” and “including without limitation,” respectively.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective duly authorized representatives as set forth below.

RAYZEBIO, INC.

By:	/s/ Ken Song
Its:	President and CEO

NIMBLE THERAPEUTICS, INC.

By:	/s/ Jigar Patel
Its:	CEO

[SIGNATURE PAGE TO RESEARCH COLLABORATION AND LICENSE AGREEMENT]

SCHEDULE 2.1

RESEARCH PLAN AND RESEARCH BUDGET

[***]

SCHEDULE 2.1

BUDGET

[***]

SCHEDULE 7.5

JOINT PRESS RELEASE

[TBD]

FIRST AMENDMENT TO RESEARCH COLLABORATION AND LICENSE AGREEMENT

This First Amendment to Research Collaboration and License Agreement (this “Amendment”) is entered into effective as of September 3, 2021 by and between and RayzeBio, Inc., a Delaware corporation having its principal place of business at 9880 Campus Point Dr., Suite 410, San Diego, CA 92121 (“Rayze”), and Nimble Therapeutics, Inc., a Delaware corporation having its principal place of business at 603 Science Dr., Madison, Wisconsin 53711 (“Nimble”). Rayze and Nimble are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties wish to amend that certain Research Collaboration and License Agreement (the “Agreement”) entered into between the Parties effective as of February 8th, 2021, subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows.

I.	Section 1.78 of the License Agreement is hereby amended and restated to read in its entirety as follows:

1.78 “Option Period” means the period commencing on the Effective Date and ending on the earlier of (a) [***] following the completion of Stage 2 for Target 1 or the Replacement Target, as applicable (as defined the Research Plan for Target 1 or the Replacement Target, as applicable), and (b) [***] following the Effective Date.

II.	Section 2.3 of the License Agreement is hereby amended and restated to read in its entirety as follows:

2.3 Replacement of Target 1 or the Option Targets. With respect to Target 1 and each Option Target, if Nimble is unable to demonstrate feasibility of using the Nimble Technology against such Target within [***] following the Research Program Start Date for such Target (“Failure Period”), as reasonably determined by the JRC, then such Target shall cease to be a Collaboration Target, shall be deemed a “Failed Target” and the Research Plan and the Research Term for such Target shall terminate, in each case as of the date such determination and Rayze may in its sole discretion propose a Target to replace such Target in accordance with Section 2.4. By way of example, incompatibility of a Target with the Nimble Technology resulting in the absence of [***] are bases for determining a Target to be a Failed Target. Either Party that wishes to declare that Target 1 or an Option Target is a Failed Target must notify the other Party in writing

(which may be by email) during the Failure Period, and, by no later than [***] following receipt of such notice by the other Party, the JRC shall determine whether Target 1 or an Option Target is a Failed Target. For clarity, only the original Target 1 and each original Option Target may be replaced under this Agreement and in no event shall any Replacement Targets be replaced under this Agreement.

[Signatures contained on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

RAYZEBIO, INC.		NIMBLE THERAPEUTICS, INC.

By:	/s/ Ken Song	By:	/s/ Jigar Patel
Name:	Ken Song	Name:	Jigar Patel
Title:	CEO	Title:	CEO
Date:	Sept 3, 2021	Date:	Sept 3, 2021

603 Science Drive Madison, WI 53711 nimbletherapeutics.com

RayzeBio, Inc.

9880 Campus Point Dr., Suite

410 San Diego, CA 92121

Attention: CEO (Ken Song)

Re:

Second Amendment (this “Amendment”) to Research Collaboration and License Agreement between RayzeBio, Inc. (“Rayze”) and Nimble Therapeutics, Inc. (“Nimble”) effective as of February 08, 2021 (“Agreement”)

Dear Ken,

As previously discussed, this letter sets forth the following determinations of the JRC and amendments to the Agreement related to the replacement of [***] with [***]:

1.

The parties informally agreed between September 1, 2021, and October 1, 2021, that [***] is a failed target, and further agreed to develop a Research Plan and Research Plan Budget for [***] (which has [***]) as required to establish [***] as a Replacement Target for [***].

2.

At the meeting held on October 21, 2021, the JRC formally declared that [***] is a Failed Target and approved the Research Plan and Research Plan Budget for [***], formally establishing [***] as the Replacement Target for [***].

3.	The Research Plan and Research Plan Budget for [***] attached hereto as Schedule 2.1R shall be added to the Agreement as the new Schedule 2.1R thereto, effective as of October 1, 2021.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement. All terms and conditions of the Agreement not modified by this Amendment shall continue in full force and effect in accordance with their terms.

Please sign and return one original signed copy to Nimble as your acceptance of and agreement with this Amendment. Thank you.

SCHEDULE 2.1R

RESEARCH PLAN AND RESEARCH BUDGET

[***]

SCHEDULE 2.1R—BUDGET

[***]

[Signature Page to Second Amendment to Research Collaboration and License Agreement between RayzeBio, Inc. and Nimble Therapeutics, Inc. effective as of February 08, 2021]

Sincerely,

Nimble Therapeutics, Inc.

By:	/s/ Bradley Garcia II
Name:	Bradley Garcia II
Title:	Vice President

Accepted and agreed:

RayzeBio, Inc.

By:	/s/ Ken Song
Name:	Ken Song
Title:	President and CEO